                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): October 15, 1997


                           BECKMAN INSTRUMENTS, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


                                    Delaware
                 ----------------------------------------------
                 (State or other Jurisdiction of Incorporation)



         001-10109                                   95-104-0600
  ------------------------                 ---------------------------------
  (Commission File Number)                 (IRS Employer Identification No.)



             2500 Harbor Boulevard, Fullerton, CA        92834-3100
             ------------------------------------------------------
             (Address of Principal Executive Offices)    (Zip Code)



                                 (714) 871-4848
                         -----------------------------
                         Registrant's Telephone Number

                                     INDEX
                                     -----


                                                                         Page
                                                                         ----

Item 5.      Other Events ..............................................    1

Item 7.      Financial Statements, Pro Forma
             Financial Information and Exhibits.........................   10

Signature ..............................................................  S-1

Exhibit Index ..........................................................  E-1

Exhibit 23.1 ...........................................................  E-2

Item 5.  Other Events.

     On August 29, 1997, Beckman Instruments, Inc. entered into a definitive stock purchase agreement (the "Stock Purchase Agreement") with Coulter Corporation and its stockholders. Pursuant to the Stock Purchase Agreement, Beckman Instruments, Inc. will acquire 100% of the outstanding capital stock of Coulter Corporation (the "Acquisition"). This Report provides a summary of (i) the Acquisition (see "The Acquisition"), (ii) certain terms relating to the financing of the Acquisition (see "The Acquisition - The Transactions"), (iii) certain of the effects of the Acquisition from a financial point of view (see "Management's Discussion and Analysis of Financial Conditions and Results of Operations"), and (iv) certain historical results of the operations of Coulter Corporation (see "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Results of Operations - Coulter"). This Report also provides pro forma financial statements of Beckman Instruments, Inc. and Coulter Corporation that give effect to the Acquisition (see "Pro Forma Financial Statements" on pages F-1 through F-7) and certain historical financial statements of Coulter Corporation (see pages F-8 through F-36). The consummation of the Acquisition is subject to certain conditions, and there can be no assurance that the Acquisition will be consummated, or if consummated, that it will be consummated on the terms described herein or that the financial condition or results of operations of the combined companies will be as described herein.

     The terms "Beckman" and "Coulter," as used herein, refer to Beckman Instruments, Inc. and Coulter Corporation, respectively, prior to the consummation of the Acquisition and each includes, unless the context otherwise requires, all of their respective consolidated subsidiaries. The term "Company" or "Beckman Coulter" refers to Beckman Instruments, Inc. (which is expected to be renamed, subject to stockholder approval, Beckman Coulter, Inc.) after giving effect to the Acquisition and includes, unless the context otherwise requires, all of its consolidated subsidiaries, including Coulter. The term "Pro Forma 1996" refers to the fiscal year ended December 31, 1996 for Beckman and the fiscal year ended March 31, 1997 for Coulter, on a pro forma combined basis giving effect to the Transactions (as defined herein). "Fiscal 1996," "Fiscal 1995" and "Fiscal 1994" refer to Beckman's fiscal years ended December 31, 1996, 1995 and 1994, respectively, or Coulter's fiscal years ended March 31, 1997, 1996 and 1995, respectively, as the context requires.

                                THE ACQUISITION

GENERAL

     On August 29, 1997, Beckman entered into the Stock Purchase Agreement with Coulter and its stockholders. Pursuant to the Stock Purchase Agreement, Beckman will acquire 100% of the outstanding stock of Coulter and, thereafter, Coulter will become a wholly owned subsidiary of Beckman. The purchase price for the Acquisition is approximately $875.0 million in cash (subject to possible post-closing adjustment), plus the assumption of approximately $180 million of indebtedness (net of cash on hand). In connection with the Acquisition, certain employees of Coulter are entitled to receive a sharing bonus, resulting in up to an additional $100.0 million of obligations of Coulter that will be assumed by Beckman, $57.0 million of which is due at the consummation of the Acquisition and the balance of which will be paid out over the succeeding 12 months. Beckman will also assume certain contingent obligations associated with possible change of control severance payments to Coulter employees.

     The Stock Purchase Agreement contains customary representations, warranties, covenants and agreements for the transactions contemplated therein. Subject to certain restrictions and limitations, the parties have agreed to indemnify a non-breaching party against certain liabilities associated therewith. Generally, a non-breaching party is entitled to indemnification of up to $50.0 million in respect of aggregate damages and claims that exceed $10.0 million. In addition, at the consummation of the Acquisition, Beckman, the stockholders of Coulter and an escrow agent will enter into an escrow agreement with customary terms and conditions whereby $50.0 million of the $875.0 million purchase price will be deposited into an escrow account to secure the obligations of the stockholders of Coulter to Beckman under the Stock Purchase Agreement. The $50.0 million of funds in the escrow are available to Beckman, subject to certain conditions, for aggregate damages and claims that exceed $10.0 million. One-half of the proceeds in the escrow will be distributed to the stockholders of Coulter two years following the consummation of the Acquisition, less any reserves subject to indemnification, and the remaining proceeds will be distributed to the stockholders of Coulter three years following the consummation of the Acquisition, less any reserves subject to indemnification.

     Prior to the Acquisition, Coulter intends to spin-off to its stockholders its remaining minority interest (16%) in Coulter Pharmaceutical, Inc. ("Coulter Pharmaceutical") (which had total net assets of $1.5 million at June 30, 1997) and to spin-off to its stockholders two-thirds of its interest in the outstanding capital stock of Coulter Cellular Therapies, Inc. ("Coulter Cellular") (68% of the outstanding capital stock of which was held at June 30, 1997 by Coulter, representing net assets of $1.6 million at June 30, 1997).

THE TRANSACTIONS

     Concurrently with and as part of the financing for the Acquisition, the Company expects to borrow approximately $635.8 million under a revolving credit facility (the "Revolving Credit Facility") and approximately $300.0 million under a term loan (the "Term Loan") pursuant to a new $1.1 billion credit facility (the "New Credit Facility"). In addition, Beckman expects to obtain approximately $400.0 million from other financing sources. In connection with the closing of the Acquisition, Beckman expects to repay approximately $287.7 million of Beckman and Coulter indebtedness and approximately $57.0 million of contractual obligations of Coulter to its employees, as well as to pay Acquisition and financing-related fees and expenses.

     Outstanding borrowings under the Term Loan will be reduced if less than 100% of the Old Debentures (as defined herein) are tendered to the Company in the Tender Offer (as defined herein).

     If Beckman obtains approximately $400.0 million from other financing sources, Beckman will commence a tender offer (the "Tender Offer") to purchase for cash any and all of Beckman's 7.05% Debentures due June 1, 2026 (the "Old Debentures"). As of the date of this Report, $100.0 million aggregate principal amount of Old Debentures are outstanding. Prior to the commencement of the Tender Offer, Beckman will amend the indenture governing the Old Debentures to increase the price at which holders of Old Debentures may elect to have the Company purchase such Old Debentures in June 2006. Beckman intends that the Old Debentures will rank pari passu with the borrowings under the New Credit Facility. Beckman currently intends to permit the untendered Old Debentures to remain outstanding. Changes in the assumptions regarding the aggregate amount of the Old Debentures purchased pursuant to the Tender Offer are not expected to have a significant impact on Beckman's pro forma interest expense or consolidated indebtedness following the Acquisition.

     The consummation of the Acquisition, the closing and initial borrowings under the New Credit Facility and of any other financing sources, the Tender Offer, certain repayments of indebtedness and discharge of other obligations of both Beckman and Coulter and the payment of such fees and expenses are collectively referred to herein as the "Transactions." See "Pro Forma Financial Statements."

ABILITY TO SUCCESSFULLY INTEGRATE COULTER

     Since 1995, Beckman has acquired four businesses or product lines. However, management does not have experience in acquiring and integrating a business the size of Coulter. The integration and consolidation of Coulter following the Acquisition will require substantial management, financial and other resources. While the Company believes that it has sufficient resources to manage the Acquisition, the Acquisition involves a number of significant risks, including diversion of management's attention, the inability to integrate successfully Coulter's operations with those of Beckman, difficulties in assimilating the technologies, services and products of Coulter, the inability to retain key management employees of Coulter and unanticipated events or circumstances, some or all of which could have a material adverse effect on the Company's business, financial condition or results of operations. Moreover, there can be no assurance as to the extent to which the anticipated benefits with respect to the Acquisition will be realized, or the timing of any such realization. The inability of the Company to integrate and manage Coulter successfully, or to achieve a substantial portion of the anticipated benefits within the time frame anticipated by management, could have a material adverse effect on the Company's business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITIONS AND RESULTS OF OPERATIONS

     The following discussion and analysis of the results of operations and financial condition of the Company should be read in conjunction with the Consolidated Financial Statements of Coulter included elsewhere in this Report and the Consolidated Financial Statements of Beckman included in its Annual Report on Form 10-K for the year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 1997. The following discussion and analysis covers periods before completion of the Transactions, and unless otherwise indicated, the following discussion does not give effect to the Transactions or include pro forma financial information or adjustments. Accordingly, the discussion and analysis of such periods does not reflect the significant impact that the Transactions will have on the Company. See "The Acquisition -- Ability to Successfully Integrate Coulter," "Pro Forma Financial Statements" and the discussion below under "-- Summary of Effects of the Acquisition" and "-- Financial Condition."

OVERVIEW

     Beckman Coulter is a world leader in providing systems that simplify and automate laboratory processes. The Company designs, manufactures and services a broad range of laboratory systems consisting of instruments, reagents and related products that customers use to conduct basic scientific research, drug discovery research and diagnostic analysis of patient samples. Approximately two-thirds of the Company's Pro Forma 1996 sales were for clinical diagnostics applications, principally in hospital laboratories, while the remaining sales were for life sciences and drug discovery applications in universities, medical schools, and pharmaceutical and biotechnology companies. The Company's systems address over 75% of the hospital laboratory test volume, including virtually all routine laboratory tests. The Company believes that it is a worldwide market leader in its primary markets, with well-recognized systems and a reputation for high-quality, reliable service.

SUMMARY OF EFFECTS OF THE ACQUISITION

     The Acquisition and the related financings are expected to lower the net earnings of the Company through 1998 as a result of a substantial increase in interest expense, amortization of intangible assets and goodwill and various other adjustments resulting from purchase accounting. Pro Forma 1996 net earnings would have been approximately $20.0 million, which is 73.2% less than Beckman's actual historical results. See "Pro Forma Financial Statements" and "-- Financial Condition." In connection with the Acquisition, management believes synergies of at least $60 million can be achieved by 1999, stemming from a combination of increased revenues related to cross-selling opportunities as well as reduced operating costs. The Company believes that earnings beyond 1998 should improve as a result of these synergies as well as contemplated initiatives to reduce indebtedness and continued growth in its operations. No assurances can be given as to the amount or timing of any synergies or debt reduction, if any, that may actually be realized or that any such growth may occur. See "The Acquisition -- Ability to Successfully Integrate Coulter."

     Subsequent to the consummation of the Transactions, the Company expects to pursue sales of certain financial assets (primarily consisting of equipment subject to customer leases) and real estate assets as part of its plan to reduce debt and to provide funds for integration programs. The Company is currently in the process of conducting a thorough evaluation and review of the majority of its contemplated asset sales, which are expected to include sale-leaseback arrangements with respect to certain real estate assets. These asset sales (if consummated) are expected to result in significant proceeds to the Company. However, these sales are also expected to marginally reduce operating income while decreasing nonoperating expenses, resulting in a slightly negative net impact on the Company's pretax margins.

     Sources and Uses of Funds. To consummate the Acquisition, Beckman expects to borrow approximately $635.8 million under the Revolving Credit Facility and approximately $300.0 million under the Term Loan, and to obtain approximately $400.0 million from other financing sources. These funds, together with cash on hand ($18.9 million as of June 30, 1997), will be used to purchase the common stock of Coulter for $875.0 million (subject to possible post-closing adjustment), repay approximately $287.7 million of Beckman and Coulter indebtedness, repurchase all tendered Old Debentures, pay approximately $35.0 million of

Acquisition and financing-related fees and expenses, and pay a portion of certain assumed contractual obligations of Coulter to its employees under the sharing bonus plan, estimated to be $57.0 million at the closing of the Acquisition. Subsequent to the closing of the Acquisition, the Company will pay out within 12 months up to approximately $43.0 million to satisfy the remainder of the assumed obligations. See "The Acquisition."

     Purchase Accounting. The Acquisition will be accounted for as a purchase. Under purchase accounting, the total purchase cost and fair value of liabilities assumed will be allocated to the tangible and intangible assets of the Company based upon their respective fair values as of the closing of the Acquisition. The excess of purchase cost over the fair value of assets acquired and liabilities assumed, if any, will be recorded as goodwill. The Company will allocate a portion of the purchase price to in-process R&D (as defined on page F-5) projects that have economic value and to inventories. The Company currently estimates that approximately $265.0 million will be allocated to in-process R&D and will be charged to expense in the quarter in which the Acquisition occurs. An estimated $17.0 million will be allocated to the revaluation of inventories and will be charged to cost of sales over the period in which the inventories are sold, which is expected to be one to two quarters following the consummation of the Transactions. These charges are not reflected in the Pro Forma Statements of Earnings due to their unusual, non-recurring nature. See "Pro Forma Financial Statements." Future cost of sales and operating expenses may temporarily be substantially higher and income from operations may be substantially lower as a result of the effects of purchase accounting, as compared with the Company's historical results.

     Pro forma stockholders' equity will be reduced by approximately $265.0 million due to the write-off of estimated in-process R&D and by approximately $28.0 million related to the after-tax effect of an estimated $44.0 million restructuring charge. It is expected that approximately $610.6 million and approximately $232.0 million of the Acquisition purchase price will be allocated to identifiable intangible assets and goodwill, respectively, and amortized over 40 years.

     Tax Aspects. As a result of expenses related to the Transactions, including the Coulter bonus sharing plan payments, deductions for interest on indebtedness and certain other expenses expected to be incurred in connection with the Transactions, the Company does not expect that it will have to pay federal income taxes for the next several years. The deferred income tax liability of $232.0 million, which is related to the intangible assets acquired, will be reduced by the tax effect of the amortization of the intangible assets, which is not deductible for income tax purposes. The amortization of goodwill of $232.0 million is not deductible for income tax purposes, which has the impact of increasing the effective tax rate by approximately three percentage points for Pro Forma 1996.

FOREIGN CURRENCY EXPOSURE

     During Fiscal 1996, approximately 50% of Beckman's sales and approximately 49% of Coulter's sales were generated outside the United States. Revenues from non-U.S. sales fluctuate with changes in foreign currency exchange rates. U.S. dollar-denominated expenses represent a much greater percentage of the Company's operating expenses than U.S. dollar-denominated sales represent of total net sales. As a result, appreciation of the U.S. dollar against the Company's major trading currencies has a negative impact on the Company's results of operations, and depreciation of the U.S. dollar against such currencies has a positive impact. Since the Company actively hedges its foreign currency exposure, the relative strength or weakness of the U.S. dollar is not likely to have a material short-term effect on the Company's business decisions. Long-term appreciation of the U.S. dollar could have a material adverse effect on the Company's business, financial condition or results of operations. The Company may adjust certain aspects of its operations in the event of a sustained material change in such exchange rates. Appreciation of the U.S. dollar over the last year has had a negative impact on the Company's sales in comparison to its costs, which has adversely affected gross profit. See "-- Results of Operations -- Coulter."

OTHER NONOPERATING INCOME AND EXPENSES

     Other nonoperating income and expenses for Beckman and Coulter are generally comprised of five primary items: (i) interest expense, (ii) interest income, (iii) foreign exchange gains or losses, (iv) investments that are non-core or are accounted for as a minority interest and (v) other nonoperating gains or losses. Interest income typically includes income from sales-type leases and interest on cash equivalents and other investments. Foreign exchange gains or losses are primarily the result of the Company's hedging activities (net of revaluation) and are recorded net of premiums paid. Other income, net as reported by Coulter includes the results of operations of two investments, Coulter Pharmaceutical and Coulter Cellular, which (except for a minority interest in Coulter Cellular) have been eliminated in the Pro Forma Financial Statements. See "The Acquisition -- General" and "Pro Forma Financial Statements." Other nonoperating gains and losses are most frequently the result of one-time items such as asset sales or other items.

RESULTS OF OPERATIONS--COULTER

     The following table sets forth, for the period indicated, the results of operations as a percentage of sales:

                                                        THREE MONTHS
                                                        ENDED JUNE 30,       YEAR ENDED MARCH 31,
                                                        -------------       ----------------------
                                                        1997     1996       1997     1996     1995
                                                        ----     ----       ----     ----     ----
                                                         (UNAUDITED)
Sales.................................................  100%     100%       100%     100%     100%
Operating Costs and Expenses
  Cost of sales.......................................  52.4     50.5       53.3     51.0     52.0
  Selling, general and administrative expenses........  33.8     34.3       31.1     31.7     31.3
Operating income before research and development
  expense(a)..........................................  13.8     15.2       15.6     17.3     16.7
Research and development expense......................  11.3     13.7       12.2     12.7     11.3
Operating income(a)...................................   2.5      1.5        3.4      4.6      5.4
Other (income) expense................................   2.1     (1.5)      (0.3)    (0.8)     1.6
Income before income taxes(a).........................   0.4      3.0        3.7      5.4      3.8
Net income(a).........................................   0.3      2.2        2.6      4.8      2.6

---------------

(a) Amounts exclude restructuring charges of $5.9 million, 0.8% of sales for the year ended March 31, 1997. Including the restructuring charges, operating income was $17.8 million, 2.5% of sales for the year ended March 31, 1997. Income before income taxes was $20.1 million, 2.9% of sales for the year ended March 31, 1997.

  Three Months Ended June 30, 1997 as Compared to Three Months Ended June 30,
1996

     Coulter experienced sales growth of 3.5% over the same three-month period of the prior year. The sales growth, which resulted from the introduction of the GEN-S hematology system, was offset by pricing pressures from market competition and unfavorable foreign currency fluctuations.

     Gross profit as a percentage of sales decreased in the three months ended June 30, 1997 by 1.9 percentage points. This decrease was due to product mix shift toward instrument sales, pricing pressures, unfavorable foreign currency fluctuations and new product start-up costs.

     Selling, general and administrative expenses as a percentage of sales improved by 0.5%, primarily from productivity improvements resulting from Coulter's March 1997 restructuring. Research and development expenses declined as a percentage of sales and in absolute dollars due to the completion of the product launch of the GEN-S hematology system and restructuring.

     The net change in other (income) expense is primarily due to an increase in interest expense in 1997 and the recognition of a gain related to the investment in Coulter Pharmaceutical in the prior period ended June 30, 1996.

     As a result of the foregoing, income before provision for income taxes decreased by $4.0 million for the three months ended June 30, 1997 over the same three-month period in 1996. Net income for the three months ended June 30, 1997 was $0.5 million, representing a decrease of 86% from the comparable period in 1996.

  Year Ended March 31, 1997 as Compared to Year Ended March 31, 1996

     Sales grew 2% over the prior year driven primarily by the full year's impact of Coulter's June 1995 acquisition of Immunotech S.A. and increases in sales of P-24 Reagents, offset by unfavorable foreign currency fluctuations and continued pricing pressures.

     Gross profit as a percentage of sales decreased as a result of unfavorable foreign currency fluctuations and continued pricing pressures.

     Operating costs, excluding the $5.9 million restructuring charge described below, were essentially flat compared to the prior year. Currency fluctuations and lower variable compensation expense had a positive impact on operating costs.

     Operating income for Fiscal 1996 was also affected by a restructuring charge of $5.9 million to cover the costs associated with a reduction in its workforce across all functional areas.

     As a result of the foregoing, income before provision for income taxes for Fiscal 1996 decreased $17.6 million from the $37.7 million achieved in Fiscal 1995 to $20.1 million in Fiscal 1996. The effective tax rate increased to 27.5% from 12.3% in the prior year as a result of a change in the geographic mix of income, and to a lesser extent, the recognition of fewer deferred tax items than in the prior year. Net income for Fiscal 1996 was $14.6 million, representing a decrease of 55.8% from Fiscal 1995.

  Year Ended March 31, 1996 as Compared to Year Ended March 31, 1995

     Sales grew nearly 5% over the prior year. Sales growth was positively affected by the acquisition of Immunotech S.A., partially offset by competitive pricing pressures.

     Gross profit as a percentage of sales increased during the period due to a favorable shift in product mix reflecting relatively more sales of reagents.

     Selling, general and administrative expenses increased as a percentage of sales due to inflationary pressures and increased operating costs resulting from the acquisition of Immunotech. The investment in research and development was higher due to the acquisition of Immunotech and the development of a new generation hematology analyzer.

     Other (income) expense increased over the prior year as a result of favorable currency gains on hedging contracts and the recognition of a gain on the termination of Coulter's domestic defined benefit plan of $3.8 million.

     As a result of the foregoing, income before provision for income taxes for Fiscal 1995 increased by $12.9 million or 52% from the prior year. The effective tax rate decreased to 12.3% from 30.2% in the prior year as a result of a change in geographic mix of income and recognition of certain deferred tax items. Net income for Fiscal 1995 was $33.0 million, representing an increase of 90.7% from Fiscal 1994.

FINANCIAL CONDITION

  CASH FLOWS--COULTER

     For the three months ended June 30, 1997, net cash provided by operating activities was $9.2 million compared with $24.9 million of cash used in operating activities for the comparable period in the prior year. A reduction in net income of $3.0 million for the three months ended June 30, 1997 compared with the three months ended June 30, 1996 and fluctuations in inventory and accrued liabilities contributed to the change. Net cash used in investing activities was $6.3 million, a decrease of $15.5 million from the comparable period in the prior year, due primarily to a reduction in capital expenditures. Cash flow from financing activities was affected by higher principal payments of long-term debt and lower proceeds from long-term debt financing.

     For Fiscal 1996, net cash used in operating activities was $8.4 million compared with $48.2 million of cash provided by operating activities in the comparable prior year. Fluctuations in certain working capital items, specifically accounts receivables, inventories and accrued liabilities, accounted for the change. Increased sales in the United States and United Kingdom, coupled with an increase in domestic U.S. collection days and changed payment terms to certain Latin American dealers, affected accounts receivables. Inventory also increased due to the introduction of the new GEN-S product. A $3.8 million gain resulting from the termination of Coulter's domestic defined benefit plan led to a decrease in accrued liabilities. Increased capital expenditures were the primary cause of the increase in cash used in investing activities from $36.8 million in Fiscal 1995 to $48.9 million for Fiscal 1996.

     Increases in inventory due to the introduction of new products such as the lab automation system were offset by currency changes in the Japanese yen affecting accounts receivables, resulting in only a slight decrease in net cash provided by operating activities in Fiscal 1995 as compared to the prior year period. While capital expenditures remained flat from year to year, only the payment for the acquisition of Immunotech, S.A. led to an increase in cash used in investing activities for Fiscal 1995 when compared to Fiscal 1994.

  LIQUIDITY AND CAPITAL RESOURCES

     General. The Company broadly defines liquidity as its ability to generate sufficient cash flow from operating activities to meet its obligations and commitments. In addition, liquidity includes the ability to obtain appropriate financing and to convert into cash those assets that are no longer required to meet existing strategic and financial objectives. Therefore, liquidity cannot be considered separately from capital resources that consist of current or potentially available funds for use in achieving long-range business objectives and meeting debt service commitments.

     Following the Acquisition, the Company's liquidity needs will arise primarily from debt service on the substantial indebtedness to be incurred in connection with the Acquisition, and the funding of costs of integrating the operations of Beckman and Coulter, as well as its working capital requirements and capital expenditures.

     Debt Service. Following the consummation of the Transactions, the Company will be highly leveraged. As of June 30, 1997, on a pro forma basis after giving effect to the Transactions, the outstanding indebtedness of the Company would have been $1,423.6 million, primarily consisting of $300.0 million in Term Loan borrowings, $635.8 million of revolving credit borrowings under the $800.0 million Revolving Credit Facility and $400.0 million of borrowings from other financing sources. Principal and interest payments under the New Credit Facility and interest payments on approximately $400.0 million of borrowings from other financing sources will represent significant liquidity requirements for the Company. Beginning in March 2000, the Company will be required to make scheduled quarterly principal payments of $25.0 million on the $300.0 million Term Loan with a final maturity in September 2002. In the event that less than all of the Old Debentures are tendered in the Tender Offer, an amount equal to the untendered principal amount thereof will be applied to prepay the Term Loan and the scheduled principal payments thereon will be reduced on a pro rata basis. The New Credit Facility will also provide for mandatory prepayment of term and revolving credit borrowings (and, to the extent provided, reductions in commitments) thereunder from excess cash flow (as defined therein), and from proceeds of certain equity or debt offerings, asset sales and extraordinary receipts. The Revolving Credit Facility will not be subject to any scheduled principal amortization and will have a five year term, maturing in September 2002, with all amounts then outstanding becoming due.

     The loans under the New Credit Facility will bear interest at floating rates based upon the interest rate option elected by the Company (except in the case of competitive bid advances (as defined therein) which may bear interest at a fixed rate of interest), and the Company accordingly will be subject to fluctuations in such interest rates, which could cause its interest expense to increase or decrease in the future. Following the Acquisition, as a result of the substantial indebtedness to be incurred in connection with the Acquisition, it is expected that the Company's interest expense will be higher and will have a much greater proportionate impact on net earnings in comparison to pre-Acquisition periods.

     Each holder of Old Debentures has the right to require the Company to redeem such holder's Old Debentures in June 2006. The Company intends to amend the indenture governing the Old Debentures to, among other things, increase the price at which such Old Debentures may be redeemed in June 2006. See "The Acquisition -- The Transactions."

     Certain Post-Acquisition Costs. The Company estimates, based upon current exchange rates, that its cash funding requirements for the costs of integrating the operations of Beckman and Coulter, including satisfying certain assumed contractual obligations of Coulter to its employees, will amount to approximately $90 million (which amount includes up to $43 million of sharing bonus plan payments which will be made to Coulter's employees) from the consummation of the Acquisition through the end of 1998, and approximately $50 to $65 million in each of the following two years. See "The Acquisition."

     Stock Repurchases and Dividends. Beckman had been authorized, through 1998, to acquire its common stock to meet the needs of its existing stock-related employee benefit plans. Under this program, Beckman repurchased 937,252 shares of its common stock during the six months ended June 30, 1997 and 991,543 shares during 1996. Beckman elected to discontinue this stock repurchase program in connection with the Acquisition. The New Credit Facility will generally prohibit market repurchases of Beckman's stock.

     Under Beckman's dividend policy, Beckman pays a regular quarterly dividend to its stockholders which amounted to approximately $14.7 million in the year ended December 31, 1996. Beckman anticipates that it will pay dividends of approximately $17.0 million in 1997 and will continue to pay dividends at similar levels for the foreseeable future. The New Credit Facility will restrict (but not prohibit) the Company's ability to pay dividends.

     Future Financing Sources and Cash Flows. At June 30, 1997, on a pro forma basis giving effect to the Transactions, the Company's remaining borrowing availability under the Revolving Credit Facility would have been an estimated $164.2 million. Undrawn amounts under the Revolving Credit Facility will be available to meet future working capital and other business needs of the Company.

     The Company expects to repay certain of its currently existing indebtedness in connection with the Acquisition. At June 30, 1997, no events of default existed under any of the then existing debt agreements of the Company. The Company maintains working capital facilities for its operations outside the United States. In June 1996, Beckman issued $100.0 million of Old Debentures bearing an interest rate of 7.05% due June 1, 2026. The net proceeds received of $98.5 million were used to repay amounts then outstanding under Beckman's commercial paper program. Following the Acquisition, the Company intends to tender for the Old Debentures pursuant to the Tender Offer. See "The
Acquisition -- The Transactions." Beckman also has the ability to issue up to $100.0 million of additional debt under a Form S-3 Registration Statement filed with the Securities and Exchange Commission, which was declared effective on April 16, 1996.

     Subsequent to consummation of the Transactions, the Company expects to pursue sales of certain financial assets (primarily consisting of equipment subject to customer leases) and real estate assets as part of its plan to reduce debt and provide funds for integration programs. See "-- Summary of Effects of the Acquisition." In addition to these asset sales, the Company's capital expenditures include expenditures for customer leased equipment. Such expenditures in the future may be reduced by increased reliance on third party leasing arrangements, which would accordingly reduce the Company's liquidity needs.

     Based upon current levels of operations and anticipated cost savings and future growth, the Company believes that its cash flow from operations, together with available borrowings under the Revolving Credit Facility and its other sources of liquidity (including leases, any other available financing sources, and the proceeds of the planned asset sales discussed above), will be adequate to meet its anticipated requirements for interest payments and other debt service obligations, working capital, capital expenditures, lease payments and other operating needs, until the maturity of the Revolving Credit Facility in 2002. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels or that estimated cost savings or growth can be achieved. The Company's future operating performance and ability to repay, extend or refinance the New Credit Facility will be subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control.

     Financing Covenant Restrictions. The New Credit Facility will impose restrictions on the Company's ability to make capital expenditures and to incur additional indebtedness. In addition, the Company will be required to comply with specified financial ratios and tests under the New Credit Facility, including minimum net worth, a minimum interest coverage ratio and a maximum leverage ratio. Such restrictions, together with the highly leveraged nature of the Company, could limit the Company's ability to respond to market conditions, to provide for capital investments or to take advantage of business opportunities. The covenants expected to be contained in the New Credit Facility will also impose restrictions on the operation of the Company's businesses.

BUSINESS CLIMATE

     The clinical diagnostics and life sciences markets are each highly competitive and the Company encounters significant competition in each market from many manufacturers, both domestic and outside the United States. Competitive and regulatory conditions in many markets restrict the Company's ability to fully recover through price increases any increase in higher costs of acquired goods and services resulting from inflation. The Company historically has been able to partially offset the adverse impact of these competitive factors by improving productivity.

     The diagnostics and life sciences markets continue to be unfavorably impacted by the economic weakness in Europe and cost containment initiatives in several European governmental and healthcare systems. The life sciences market also continues to be affected by consolidation of pharmaceutical companies and governmental constraints on research and development spending. Attempts to lower costs and increase efficiencies have led to consolidation among healthcare providers in the United States, resulting in more powerful provider groups that leverage their purchasing power with suppliers to contain costs. Cost containment initiatives in U.S. and European healthcare systems are expected to be continuing factors which may affect the Company's ability to maintain or increase sales.

     The consolidation trend among U.S. healthcare providers has put pressure on diagnostic equipment manufacturers to broaden their product offerings to encompass a wider range of testing capability, greater automation and higher volume capacity. Historically, Coulter has offered a relatively limited range of products (hematology and flow cytometry) and as a result has experienced competitive pressure. After the Acquisition, Beckman Coulter will offer a broader range of products that Coulter customers can utilize to meet a wide range of testing needs.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This Report contains forward-looking statements, including statements regarding, among other items, (i) the Company's business strategy; (ii) anticipated trends in the Company's business; (iii) the Company's future liquidity requirements and capital resources; (iv) possible synergies; and (v) the impact of the Transactions on the Company's future performance. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from those anticipated by these forward-looking statements, as a result of the factors described in "The Acquisition -- The Ability to Successfully Integrate Coulter" or other factors, including difficulties, delays or failures in effectively integrating worldwide operations and/or completing the development phase of certain products, the amount and timing of any synergies, the impact of currency and interest rates, delays in receiving regulatory approvals for new products, changes in governmental medical reimbursement policies or programs, or changes in economic and business conditions. In light of these risks and uncertainties, there can be no assurance that events anticipated by the forward-looking statements contained in this Report will in fact transpire as anticipated.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

                                                                                        PAGE
                                                                                        ----
Pro Forma Financial Statements........................................................   F-1
Pro Forma Balance Sheet...............................................................   F-2
Pro Forma Statement of Earnings.......................................................   F-3
Notes to Pro Forma Financial Information..............................................   F-5

COULTER CORPORATION AND SUBSIDIARIES:
Report of Independent Certified Public Accountants (Arthur Andersen LLP)..............   F-8
Consolidated Balance Sheets as of March 31, 1997 and 1996.............................   F-9
Consolidated Statements of Income for the years ended March 31, 1997, 1996 and 1995...  F-10
Consolidated Statements of Stockholders' Equity for the years ended March 31, 1997,
  1996 and 1995.......................................................................  F-11
Consolidated Statements of Cash Flows for the years ended March 31, 1997, 1996 and
  1995................................................................................  F-12
Notes to Consolidated Financial Statements............................................  F-13
Unaudited Condensed Consolidated Balance Sheets as of June 30, 1997 and March 31,
  1997................................................................................  F-31
Unaudited Condensed Consolidated Statements of Income for the three months ended June
  30, 1997 and 1996...................................................................  F-32
Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended
  June 30, 1997 and 1996..............................................................  F-33
Notes to Unaudited Condensed Consolidated Financial Statements........................  F-34

                                   SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        BECKMAN INSTRUMENTS, INC.

                                        By /s/ JAMES T. GLOVER
                                           -----------------------------
                                           James T. Glover
                                           Vice President and Controller


Dated:  October 15, 1997

                         PRO FORMA FINANCIAL STATEMENTS

     The following pro forma balance sheet as of June 30, 1997 and the pro forma statements of earnings of Beckman and Coulter for the year ended December 31, 1996 and the six months ended June 30, 1997 have been prepared to illustrate the effect of the Transactions. The Acquisition is being accounted for as a purchase and the Transactions (including the Acquisition) are treated as if they had occurred on June 30, 1997 in the pro forma balance sheet and as of January 1, 1996 for the pro forma statements of earnings. Coulter's historical financial statements are for fiscal years ended March 31, and accordingly, the pro forma statement of earnings for the year ended December 31, 1996 includes the results of Coulter for its fiscal year ended March 31, 1997. The pro forma adjustments also give effect to the spin-off of Coulter Pharmaceutical and partial spin-off of Coulter Cellular. See "The Acquisition -- General." The pro forma adjustments, and the assumptions on which they are based, are described in the accompanying notes to the Pro Forma Financial Statements.

     The pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or consolidated results of operations of the Company that would have been reported had the Transactions occurred on the dates indicated, nor do they represent a forecast of the consolidated financial position of the Company at any future date or the consolidated results of operations of the Company for any future period. Furthermore, no effect has been given in the pro forma statements of earnings for synergies or costs, if any, that may be realized through the combination of Beckman and Coulter. Amounts allocated to the Company's assets and liabilities will be based upon the estimated fair values at the completion of the Transactions. A preliminary allocation of the acquisition cost has been made to Coulter's major categories of assets and liabilities in the Pro Forma Financial Statements based on estimates. The final allocations may be different from the amounts reflected herein. The pro forma financial statements, including the notes thereto, should be read in conjunction with the Consolidated Financial Statements of Coulter included elsewhere in this Report and the Consolidated Financial Statements of Beckman included in its Annual Report on Form 10-K for the year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

                            PRO FORMA BALANCE SHEET
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                     ASSETS

                                                 BECKMAN          COULTER        PRO FORMA      PRO FORMA
                                              JUNE 30, 1997    JUNE 30, 1997    ADJUSTMENTS      COMBINED
                                              --------------   --------------   -----------     ----------
Current assets:
  Cash and equivalents......................     $   17.3          $ 18.9        $1,335.8(a)    $   13.5
                                                                                   (875.0)(b)
                                                                                   (387.7)(c)
                                                                                    (78.4)(b)
                                                                                    (13.6)(a)
                                                                                     (3.8)(d)
  Short-term investments....................          0.4                                            0.4
  Trade receivables and other...............        330.7           191.1             0.3(d)       522.1
  Inventories...............................        211.7           121.7            17.0(b)       350.4
  Deferred income taxes.....................         22.0                             6.5(e)        28.5
  Other current assets......................         18.0            26.9                           44.9
                                                 --------          ------        --------       --------
     Total current assets...................        600.1           358.6             1.1          959.8
Property, plant and equipment, net..........        295.0           131.0            50.0(b)       476.0
Deferred income taxes.......................         50.6              --           115.5(b)       175.6
                                                                                      9.5(e)
Other assets................................         69.9            51.0            13.6(a)       133.8
                                                                                     (0.7)(d)
Long-term portion of finance receivable.....                         34.1                           34.1
Intangible assets...........................                                        610.6(b)       610.6
Goodwill....................................                                        232.0(b)       232.0
                                                 --------          ------        --------       --------
          Total assets......................     $1,015.6          $574.7        $1,031.6       $2,621.9
                                                 ========          ======        ========       ========


                                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.............................     $   28.1          $ 24.4        $  (42.1)(c)   $   10.4
  Long-term debt current maturities.........                         39.5           (39.5)(c)
  Unearned service contract revenue.........                         35.9                           35.9
  Accounts payable and accrued expenses.....        196.2           132.1           131.6(b)       503.9
                                                                                     44.0(e)
  Income taxes..............................         67.9             8.7                           76.6
                                                 --------          ------        --------       --------
     Total current liabilities..............        292.2           240.6            94.0          626.8
Long-term debt, less current maturities.....        252.4           131.1         1,335.8(a)     1,413.2
                                                                                   (306.1)(c)
Unearned service contract revenue -- long
  term......................................                         11.3                           11.3
Deferred income taxes.......................                          4.0           232.0(f)       261.5
                                                                                     25.5(b)
Other liabilities...........................         84.5            35.9            94.0(b)       214.4
                                                 --------          ------        --------       --------
     Total liabilities......................        629.1           422.9         1,475.2        2,527.2
Minority interest...........................                          2.3            (1.1)(d)        1.2
Stockholders' equity........................        386.5           149.5          (146.4)(b)       93.5
                                                                                   (265.0)(g)
                                                                                    (28.0)(e)
                                                                                     (3.1)(d)
                                                 --------          ------        --------       --------
          Total liabilities and
            stockholders' equity............     $1,015.6          $574.7        $1,031.6       $2,621.9
                                                 ========          ======        ========       ========

                  See Notes to Pro Forma Financial Statements.

                        PRO FORMA STATEMENT OF EARNINGS

                (DOLLARS IN MILLIONS, EXCEPT AMOUNTS PER SHARE)
                                  (UNAUDITED)

                                              BECKMAN           COULTER(H)
                                          SIX MONTHS ENDED   SIX MONTHS ENDED    PRO FORMA     PRO FORMA
                                           JUNE 30, 1997      JUNE 30, 1997     ADJUSTMENTS    COMBINED
                                          ----------------   ----------------   -----------    ---------
Sales...................................       $502.5             $362.1                         $864.6
Operating costs and expenses:
  Cost of sales.........................        240.3              196.5                          436.8
  Selling, general and administrative...        154.5              108.0          $ 10.6(i)       273.1
  Research and development..............         52.6               40.0            (0.2)(d)       92.4
  Restructuring charge..................                             5.9                            5.9
                                               ------             ------          ------         ------
                                                447.4              350.4            10.4          808.2
                                               ------             ------          ------         ------
Operating income........................         55.1               11.7           (10.4)          56.4
Nonoperating (income) expense:
  Interest income.......................         (2.2)              (3.8)                          (6.0)
  Interest expense......................          7.1                6.6            37.9(j)        53.0
                                                                                     1.4(k)
  Other, net............................         (1.8)              (6.1)            3.0(d)        (4.9)
                                               ------             ------          ------         ------
                                                  3.1               (3.3)           42.3           42.1
                                               ------             ------          ------         ------
Earnings before income taxes............         52.0               15.0           (52.7)          14.3
Income tax provision (benefit)..........         15.6                4.1           (14.1)(l)        4.7
                                                                                    (0.9)(d)
                                               ------             ------          ------         ------
Net earnings............................       $ 36.4             $ 10.9          $(37.7)        $  9.6
                                               ======             ======          ======         ======
Weighted average common shares and
  common share equivalents (in
  millions).............................         28.8                                              28.8
                                               ======                                            ======
Net earnings per share..................       $ 1.26                                            $ 0.33
                                               ======                                            ======

                  See Notes to Pro Forma Financial Statements.

                        PRO FORMA STATEMENT OF EARNINGS
                (DOLLARS IN MILLIONS, EXCEPT AMOUNTS PER SHARE)
                                  (UNAUDITED)

                                                 BECKMAN           COULTER
                                               YEAR ENDED         YEAR ENDED      PRO FORMA      PRO FORMA
                                            DECEMBER 31, 1996   MARCH 31, 1997   ADJUSTMENTS     COMBINED
                                            -----------------   --------------   -----------     ---------
Sales.....................................       $1,028.0           $700.9                       $1,728.9
Operating costs and expenses:
  Cost of sales...........................          477.8            373.5                          851.3
  Selling, general and administrative.....          319.3            217.9          $ 21.1(i)       558.3
  Research and development................          108.4             85.8            (0.2)(d)      194.0
  Restructuring charge....................             --              5.9                            5.9
                                                 --------           ------          ------       --------
                                                    905.5            683.1            20.9        1,609.5
                                                 --------           ------          ------       --------
Operating income..........................          122.5             17.8           (20.9)         119.4
Nonoperating (income) expense:
  Interest income.........................           (5.8)            (9.1)                         (14.9)
  Interest expense........................           18.1             13.6            71.5(j)       105.9
                                                                                       2.7(k)
  Other, net..............................           (1.3)            (6.8)            5.4(d)        (2.7)
                                                 --------           ------          ------       --------
                                                     11.0             (2.3)           79.6           88.3
                                                 --------           ------          ------       --------
Earnings before income taxes..............          111.5             20.1          (100.5)          31.1
Income tax provision (benefit)............           36.8              5.5           (29.5)(l)       11.1
                                                                                      (1.7)(d)
                                                 --------           ------          ------       --------
Net earnings..............................       $   74.7           $ 14.6          $(69.3)      $   20.0
                                                 ========           ======          ======       ========
Weighted average common shares and common
  share equivalents (in millions).........           28.9                                            28.9
                                                 ========                                        ========
Net earnings per share....................       $   2.58                                        $   0.69
                                                 ========                                        ========

                  See Notes to Pro Forma Financial Statements.

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

     The pro forma financial statements and related notes give effect to the Acquisition accounted for as a purchase. The pro forma balance sheet assumes that the Transactions were completed as of June 30, 1997 and the pro forma statements of earnings assume that the Transactions were completed on January 1, 1996. Coulter's historical financial statements are for fiscal years ended March 31, and accordingly, the pro forma statement of earnings for the year ended December 31, 1996 includes the results of Coulter for its fiscal year ended March 31, 1997. Coulter's earnings for the quarter ended March 31, 1997 are also included in its earnings for the six months ended June 30, 1997.

     All interim financial data used to develop the pro forma balance sheet and statements of earnings are unaudited, but in the opinion of management, reflect all adjustments necessary (consisting only of normal recurring entries) for a fair presentation thereof.

     The unaudited pro forma statements of earnings are not necessarily indicative of operating results which would have been achieved had the Transactions been consummated as of January 1, 1996 and should not be construed as representative of future earnings.

     Under purchase accounting, the total estimated acquisition cost will be allocated to Coulter's assets and liabilities based on their relative fair values. Allocations are subject to valuations as of the date of the closing of the Acquisition based on appraisals and other studies which are not yet completed. Accordingly, the final allocations may be different from the amounts reflected herein. The Company's preliminary analysis resulted in an estimated allocation of $265.0 million to in-process research and development relating to projects that have economic value that cannot be capitalized for purposes of generally accepted accounting principles ("in-process R&D"), which, under generally accepted accounting principles, will be expensed immediately after the Acquisition is completed.

     For purposes of the pro forma financial statements, the preliminary allocation of the purchase price is summarized as follows (in millions):

            Purchase price....................................              $875.0
            Estimated net assets acquired:
            Current assets....................................  $ 372.1
            Net equipment and other assets....................    265.4
                                                                -------
                      Tangible assets acquired................    637.5
            Current liabilities...............................   (420.2)
            Other.............................................   (182.3)
                                                                -------
                      Liabilities assumed.....................   (602.5)
            Minority interest.................................     (1.2)
            Purchase liability accruals.......................   (124.4)
            Deferred tax assets...............................    115.5
            Deferred tax liabilities..........................    (25.5)
            In-process R&D....................................    265.0      264.4
                                                                -------     ------
                      Estimated intangible assets.............              $610.6
                                                                            ======

     The pro forma statements of earnings for the year ended December 31, 1996 and for the six months ended June 30, 1997 do not include the estimated $265.0 million write-off of in-process R&D, as it is a non-recurring charge. The charge will be included in the actual consolidated statement of earnings of the Company in the fiscal quarter in which the Acquisition closes.

     The pro forma primary net earnings per share is based on the weighted average number of common shares and common share equivalents of Beckman during the periods ended December 31, 1996 and June 30, 1997.

     The following adjustments were recorded in the pro forma financial statements:

           (a) Reflects gross cash proceeds from borrowings of $935.8 million under the New Credit Facility and $400.0 million provided by certain other financing sources to consummate the Acquisition and refinance existing debt of Beckman and Coulter. Debt financing fees and expenses related to the New Credit Facility and such other financing sources are estimated to be $13.6 million, which will be capitalized and amortized over the term of such debt.

           (b) Reflects the purchase of Coulter for $875.0 million in cash and the preliminary allocation of the purchase price based on the estimated relative fair values of Coulter's assets and liabilities. The preliminary purchase price allocation is as follows: $265.0 million of estimated in-process R&D, $50.0 million write-up of land to estimated fair market value, $17.0 million write-up of inventory to estimated fair market value, $115.5 million of deferred tax assets, $25.5 million of deferred tax liabilities, $610.6 million of intangible assets, and $304.0 million of purchase and accrued liabilities relating to estimated costs to effect synergies and eliminate duplicate activities.

          The $304.0 million of purchase and accrued liabilities were reduced in the pro forma financial statements by anticipated cash disbursements at closing of $78.4 million relating to Coulter's sharing bonus plan and acquisition costs. Purchase and accrued liabilities giving effect to such reduction are reflected as adjustments for $131.6 million in accounts payable and accrued expenses and $94.0 million in other liabilities.

          The excess of the purchase price and liabilities assumed, including deferred tax liabilities, over the estimated fair values of tangible and intangible assets is reflected as goodwill of $232.0 million.

          The $146.4 million reflects the elimination of stockholders' equity of Coulter, net of amounts related to the spin-offs described in note (d).

           (c) To refinance existing debt of Beckman and Coulter, including 100% of the Old Debentures.

           (d) Reflects the elimination of the assets, liabilities, equity and results of operations of Coulter Pharmaceutical and Coulter Cellular (net of the portion of Coulter Cellular which will be retained). Prior to the Acquisition, Coulter intends to spin off to its stockholders 100% of Coulter Pharmaceutical and two-thirds of its 68% equity interest in Coulter Cellular.

           (e) To reflect a tax-effected restructuring charge of $44.0 million in the fiscal quarter in which the Acquisition closes for estimated costs for closing duplicate facilities of Beckman which, in the opinion of management, will have no further useful life as a result of the Acquisition, and implementation of operating efficiencies, and certain other costs.

           (f) Reflects deferred tax liabilities recorded as a result of the intangible assets recognized in connection with the Acquisition.

           (g) Reflects one-time write-off of $265.0 million of estimated in-process R&D identified in the preliminary purchase allocation.

           (h) Reflects six months of operations for the period ended June 30, 1997. Operations for the three months ended March 31, 1997 are reflected in these financial statements as well as in the twelve months ended March 31, 1997. The following are the summary results of operations of Coulter for the three months ended March 31, 1997:

                                                                          AMOUNT
                                                                       -------------
                                                                       (IN MILLIONS)
            Sales....................................................     $ 202.4
            Operating income.........................................     $   7.6
            Net income...............................................     $  10.4

           (i) To record the amortization of intangible assets and goodwill discussed in footnote (b) above. Amortization was calculated on a straight-line basis over the estimated useful life of 40 years.

           (j) Reflects interest expense at an assumed average rate of 7.25% on $1,423.6 million of outstanding debt. For each 0.25% change in assumed average interest expense on the outstanding indebtedness, annual pro forma interest expense would change by $3.6 million.

           (k) Reflects the amortization of debt financing fees and expenses over the average five-year term of the New Credit Facility and certain other financing sources.

           (l) Reflects the tax effect of the amortization of intangible assets, goodwill and interest expense related to the New Credit Facility and certain other financing sources. Goodwill amortization of $2.9 million for the six months ended June 30, 1997 and $5.8 million for the year ended December 31, 1996 is not deductible for tax purposes. The effective tax rates of 30% for the six months ended June 30, 1997 and 33% for the year ended December 31, 1996 were applied to the pro forma adjustments described.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
Coulter Corporation:

     We have audited the accompanying consolidated balance sheets of Coulter Corporation (a Delaware corporation) and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Coulter Corporation and subsidiaries as of March 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1997 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP
Miami, Florida,
May 27, 1997 (except with respect to
the matters discussed in Note Q, as to
which the date is
August 29, 1997).

                      COULTER CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                            MARCH 31, 1997 AND 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                                    1997         1996
                                                                                  --------     --------
CURRENT ASSETS:
  Cash and cash equivalents...................................................... $ 28,782     $ 41,286
  Accounts receivable, net of allowance for doubtful accounts of $7,070 in 1997
     and $6,543 in 1996..........................................................  189,484      173,507
  Current portion of finance receivables, net....................................   20,064       21,270
  Inventories....................................................................  117,502      103,866
  Refundable income taxes........................................................    1,527        2,885
  Prepaid expenses and other current assets......................................   23,607       17,179
                                                                                  --------     --------
          Total current assets...................................................  380,966      359,993
                                                                                  --------     --------
PROPERTY, PLANT AND EQUIPMENT, at cost, less accumulated depreciation and
  amortization of $114,219 in 1997 and $102,028 in 1996..........................  131,059      105,915
                                                                                  --------     --------
LONG-TERM PORTION OF FINANCE RECEIVABLES, NET....................................   32,255       37,197
                                                                                  --------     --------
OTHER ASSETS.....................................................................   54,768       56,939
                                                                                  --------     --------
                                                                                  $599,048     $560,044
                                                                                  ========     ========
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Foreign bank overdraft facilities.............................................. $    852     $    403
  Current maturities of long-term debt...........................................   35,700       47,829
  Note payable due to stockholder................................................    4,000           --
  Notes payable..................................................................   16,310       15,327
  Accounts payable...............................................................   38,829       41,450
  Accrued liabilities............................................................   93,351      107,015
  Income taxes payable...........................................................    6,552        9,953
  Estimated warranty costs.......................................................   15,578       13,870
  Unearned service contract revenue..............................................   33,975       35,636
                                                                                  --------     --------
          Total current liabilities..............................................  245,147      271,483
                                                                                  --------     --------
LONG-TERM DEBT, less current maturities..........................................  135,468       71,895
                                                                                  --------     --------
NOTE PAYABLE DUE TO STOCKHOLDER..................................................   14,550       21,550
                                                                                  --------     --------
ACCRUED PENSION COSTS (NOTE M)...................................................    6,731        6,524
                                                                                  --------     --------
ACCRUED POSTRETIREMENT BENEFIT COSTS.............................................   28,562       26,296
                                                                                  --------     --------
LONG-TERM UNEARNED SERVICE CONTRACT REVENUE......................................   12,487       12,150
                                                                                  --------     --------
DEFERRED INCOME TAXES............................................................    4,114        3,188
                                                                                  --------     --------
MINORITY INTERESTS (NOTES H AND I)...............................................    2,892        1,875
                                                                                  --------     --------
COMMITMENTS AND CONTINGENCIES (NOTES G, O AND P)
STOCKHOLDERS' EQUITY:
     Common stock:
       Class A -- voting -- authorized and outstanding, 9,677 shares in 1997 and
        10,000 shares in 1996 of $1 par value....................................       10           10
       Class B non-voting -- authorized 9,692 shares in 1997 and 10,000 shares in
        1996; outstanding 1,060 shares in 1997 and 1,368 shares in 1996 of $1 par
        value....................................................................        1            1
  Additional contributed capital.................................................   47,955       55,702
  Retained earnings..............................................................  107,795       93,187
  Cumulative translation adjustment..............................................   (6,664)      (3,817)
                                                                                  --------     --------
Total stockholders' equity.......................................................  149,097      145,083
                                                                                  --------     --------
                                                                                  $599,048     $560,044
                                                                                  ========     ========

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                      COULTER CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
               FOR THE YEARS ENDED MARCH 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                         1997         1996         1995
                                                                       --------     --------     --------
NET SALES............................................................  $700,887     $685,320     $654,257
COST OF SALES........................................................   373,424      349,192      340,494
                                                                       --------     --------     --------
          Gross profit...............................................   327,463      336,128      313,763
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.........................   217,890      216,920      204,825
RESEARCH AND DEVELOPMENT EXPENSES....................................    85,787       87,352       73,454
RESTRUCTURING CHARGES................................................     5,947           --           --
                                                                       --------     --------     --------
          Operating income...........................................    17,839       31,856       35,484
                                                                       --------     --------     --------
OTHER (INCOME) EXPENSE:
  Interest expense...................................................    13,572       11,223       13,969
  Interest income....................................................    (9,048)     (10,295)     (11,618)
  Foreign exchange (gain) loss.......................................    (2,081)      (2,940)       9,703
  Other, net.........................................................    (4,745)      (3,799)      (1,400)
                                                                       --------     --------     --------
                                                                         (2,302)      (5,811)      10,654
                                                                       --------     --------     --------
          Income before provision for income taxes...................    20,141       37,667       24,830
PROVISION FOR INCOME TAXES...........................................     5,533        4,628        7,507
                                                                       --------     --------     --------
          Net income.................................................  $ 14,608     $ 33,039     $ 17,323
                                                                       ========     ========     ========

       The accompanying notes to consolidated financial statements are an integral part of these statements.

                      COULTER CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
               FOR THE YEARS ENDED MARCH 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                     COMMON STOCK
                                           ---------------------------------
                                               CLASS A           CLASS B        ADDITIONAL               CUMULATIVE
                                           ----------------   ---------------  CONTRIBUTED   RETAINED   TRANSLATION
                                           SHARES   AMOUNT    SHARES   AMOUNT    CAPITAL     EARNINGS    ADJUSTMENT    TOTAL
                                           ------   -------   ------   ------  -----------   --------   -----------   --------
Balance at March 31, 1994................. 10,000     $10      1,368   $   1     $ 55,702    $ 42,825     $(6,718)    $ 91,820
  Net income..............................     --      --         --      --           --      17,323          --       17,323
  Translation adjustment..................     --      --         --      --           --          --       8,992        8,992
                                           ------     ---     ------   -----     --------    --------     -------     --------
Balance at March 31, 1995................. 10,000      10      1,368       1       55,702      60,148       2,274      118,135
  Net income..............................     --      --         --      --           --      33,039          --       33,039
  Translation adjustment..................     --      --         --      --           --          --      (6,091)      (6,091)
                                           ------     ---     ------   -----     --------    --------     -------     --------
Balance at March 31, 1996................. 10,000      10      1,368       1       55,702      93,187      (3,817)     145,083
  Purchase of treasury stock (Note L).....   (323)     --       (308)     --       (7,747)         --          --       (7,747)
  Net income..............................     --      --         --      --           --      14,608          --       14,608
  Translation adjustment..................     --      --         --      --           --          --      (2,847)      (2,847)
                                           ------     ---     ------   -----     --------    --------     -------     --------
Balance at March 31, 1997.................  9,677     $10      1,060   $   1     $ 47,955    $107,795     $(6,664)    $149,097
                                           ======     ===     ======   =====     ========    ========     =======     ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                      COULTER CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED MARCH 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                                          1997          1996          1995
                                                                                        ---------     ---------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................................................  $  14,608     $  33,039     $  17,323
  Adjustments to reconcile net income to net cash (used in) provided by operating activities:
    Depreciation and amortization.....................................................     25,141        23,682        18,764
    Provision for doubtful accounts...................................................      2,609         2,222         3,031
    Provision for inventory obsolescence..............................................     12,370         7,777         7,594
    Provision for postretirement benefit costs........................................      3,218         2,850         2,757
    Gain on termination of pension plan...............................................         --        (3,776)           --
    Deferred income tax (benefit) expense.............................................     (4,570)       (4,722)          285
    Loss (Gain) on disposal of property, plant and equipment..........................        327        (1,063)          146
    Unrealized foreign exchange (gain) loss on forward contracts......................       (703)      (10,132)        6,476
CHANGE IN ASSETS AND LIABILITIES:
  (Increase) decrease in-
    Temporary investments.............................................................         --         3,758         4,638
    Accounts receivable...............................................................    (16,944)       12,496        (8,562)
    Inventories.......................................................................    (26,006)      (20,401)       (6,003)
    Refundable income taxes...........................................................      1,358           181        (1,742)
    Prepaid expenses and other current assets.........................................     (3,474)        1,531           453
    Other assets......................................................................      3,751         4,015        (3,225)
  Increase (decrease) in-
    Accounts payable..................................................................     (2,621)       (1,834)        2,801
    Accrued liabilities...............................................................    (13,664)       13,015        (3,865)
    Income taxes payable..............................................................     (3,401)        3,469           (60)
    Estimated warranty costs..........................................................      1,708        (3,807)          890
    Unearned service contract revenue.................................................     (1,661)         (201)        2,861
    Accrued pension costs.............................................................        207       (13,847)        5,035
    Accrued postretirement benefit costs..............................................       (952)       (1,181)         (678)
    Long-term unearned service contract revenue.......................................        337         1,103         2,482
                                                                                        ---------     ---------     ---------
    Net cash (used in) provided by operating activities...............................     (8,362)       48,174        51,401
                                                                                        ---------     ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property, plant and equipment.................................      3,582         4,114         4,542
  Capital expenditures................................................................    (58,017)      (31,067)      (31,086)
  Finance receivables originated......................................................    (10,833)      (17,685)      (22,098)
  Principal payments received from finance receivables................................     15,339        29,677        27,772
  Payment for business acquisition, net of cash acquired..............................         --       (22,198)           --
  Increase in minority interests......................................................      1,017           317           762
                                                                                        ---------     ---------     ---------
    Net cash used in investing activities.............................................    (48,912)      (36,842)      (20,108)
                                                                                        ---------     ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt........................................................    238,158       142,069        74,446
  Principal payments of long-term debt................................................   (182,274)     (134,619)     (108,552)
  Principal payments of note payable due to stockholder...............................     (3,000)           --            --
  Purchase of treasury stock..........................................................     (7,747)           --            --
  Net proceeds (payments) from notes payable and foreign bank overdraft facilities....      2,030        (2,890)        4,623
                                                                                        ---------     ---------     ---------
    Net cash provided by (used in) financing activities...............................     47,167         4,560       (29,483)
                                                                                        ---------     ---------     ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS..........................     (2,397)       (9,564)       11,921
                                                                                        ---------     ---------     ---------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS..................................    (12,504)        6,328        13,731
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR........................................     41,286        34,958        21,227
                                                                                        ---------     ---------     ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR..............................................  $  28,782     $  41,286     $  34,958
                                                                                        =========     =========     =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest..........................................................................  $  13,406     $  11,982     $  13,740
                                                                                        =========     =========     =========
    Income taxes......................................................................  $  12,742     $   6,589     $   7,422
                                                                                        =========     =========     =========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                      COULTER CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- NATURE OF OPERATIONS

     Coulter Corporation and subsidiaries (the "Company") is engaged in the business of developing, manufacturing, distributing, financing and servicing certain medical equipment (predominantly hematology instruments) and related consumable products used in the healthcare industry, research centers and universities. The Company's principal markets are North America, Europe and the Far East.

     The Company's future sales and profitability are largely dependent upon its ability to continue to develop, manufacture, market, finance and service certain medical equipment and related consumable products as described above. Sales can be significantly affected by a variety of factors, including, among other things, the timing of new product development, the availability of competing products, and competitor strategies to expand market share. Certain raw materials and components used in the manufacture of the Company's products are available from limited sources. Changes in raw material suppliers could result in delays in production and higher raw material costs.

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of Coulter Corporation and all domestic and foreign subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain 1996 balances have been reclassified to conform to the 1997 presentation.

  Revenue Recognition

     In general, revenue is recognized when a product is shipped. When a customer enters into an operating-type lease agreement, revenue is recognized over the life of the lease. Under a sales-type lease agreement, revenue is recognized at the time of shipment with interest income recognized over the life of the lease. Service revenues are recognized ratably over the life of the service agreement or as service is performed, if not under contract.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents

     Cash equivalents are short-term, highly liquid investments that have an original maturity of three months or less.

  Inventories

     Inventories are stated at the lower-of-cost or market (principally using the first-in, first-out method). Components of inventory cost include materials, labor and manufacturing overhead. In evaluating whether inventory is stated at the lower of cost or market, management considers such factors as inventory on hand,

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

estimated time to sell such inventory, and current market conditions. Reserves are provided as appropriate. Inventory consists of the following:

                                                               1997         1996
                                                             --------     --------
                                                                (IN THOUSANDS)
            Finished goods.................................  $ 79,094     $ 72,011
            Work in process................................    14,732       12,595
            Raw materials..................................    23,676       19,260
                                                             --------     --------
                                                             $117,502     $103,866
                                                             ========     ========

  Finance Receivables

     For leases that qualify as capital leases under Statement of Financial Accounting Standards No. 13, the Company records in its consolidated balance sheets the gross lease receivable and estimated residual value of the leased equipment reduced by the unearned lease income and allowance for doubtful accounts. The unearned lease income is ratably recognized as revenue so as to reflect a constant periodic rate of return on the net investment over the term of the leases, usually five years. Fees and costs related to the establishment of a lease are recognized as an adjustment to the yield of the related lease ratably over the life of the lease.

     Most equipment leases include service contracts and agreements to provide a specified quantity of consumable products at a fixed price (payable monthly) over the term of the lease. All income from these contracts is recognized as the services are rendered and the consumable products are provided.

     The portfolio of lease receivables is reviewed by the Company to determine an appropriate allowance for doubtful accounts balance. The allowance for doubtful accounts includes management's estimate of the amounts expected to be lost on specific leases and for losses on other as of yet unidentified leases included in direct finance lease receivable at March 31, 1997 and 1996. In estimating the potential losses on leases, management relies on historical experience by lease type and current industry trends. The amounts that the Company will ultimately realize could differ materially in the near term from the amounts assumed in arriving at the allowance for doubtful accounts reported in the consolidated financial statements at March 31, 1997 and 1996.

  Property, Plant and Equipment

     Property, plant and equipment are summarized as follows:

                                                               1997         1996
                                                             --------     --------
                                                                (IN THOUSANDS)
            Equipment......................................  $149,562     $127,998
            Buildings......................................    68,106       62,979
            Equipment leased to others.....................     5,204        3,812
            Leaseholds and leasehold improvements..........     6,978        6,268
                                                             --------     --------
                                                              229,850      201,057
            Less -- Accumulated depreciation and
              amortization.................................  $114,219     $102,028
                                                             --------     --------
                                                              115,631       99,029
            Land...........................................    15,428        6,886
                                                             --------     --------
                                                             $131,059     $105,915
                                                             ========     ========

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Depreciation is provided in amounts sufficient to allocate the cost of depreciable assets to operations over their estimated service lives principally using the straight-line method. The estimated service lives are as follows:

              Buildings ......................................  15 - 50 years
              Equipment ......................................   3 - 10 years

     Leaseholds and leasehold improvements are amortized on a straight-line basis over the shorter of the lives of the leases or the improvements (generally five years). Equipment is leased to others under operating lease terms ranging from one to five years which include cancellation provisions. Such equipment is recorded at cost and is generally depreciated over five years, using the straight-line method of depreciation.

  Accrued Liabilities

     Accrued liabilities consist of obligations that are recorded when expenses are incurred. As of March 31, 1997 and 1996, such liabilities are as follows (In thousands):

                                                               1997         1996
                                                              -------     --------
            Payroll.........................................  $14,375     $ 16,247
            Pension.........................................    1,887       13,951
            Vacation........................................   11,852       10,819
            Bonuses.........................................    4,149       12,279
            Restructuring...................................    5,947           --
            Taxes, other than income........................   10,227       11,958
            Other...........................................   44,914       41,761
                                                              -------     --------
                                                              $93,351     $107,015
                                                              =======     ========

  Recently Issued Accounting Standards

     The Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of" ("SFAS 121") in fiscal year 1997. SFAS 121 establishes accounting standards for recording the impairment of long-lived assets, certain identifiable intangibles and excess of cost over fair value of net assets acquired (goodwill). The adoption of SFAS 121 had no impact on the Company's financial position or the results of its operations.

  Excess of Cost Over Fair Value of Net Assets Acquired

     Excess of cost over fair value of net assets acquired (goodwill) is stated on the basis of cost and is amortized, principally on a straight-line basis, over the estimated future periods not exceeding twenty years. Such cost is reviewed for impairment based on an assessment of future operations to ensure that it is appropriately valued.

  Estimated Warranty Costs

     The Company's warranty policy provides for repairs or replacements due to defects in materials and workmanship in instrument products it manufactures for a period of up to one year from the date of sale. Accordingly, a provision is made for the cost of such anticipated warranty expense by a charge to operations in the period of sale.

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  Income Taxes

     The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities.

  Unearned Service Contract Revenue

     The Company sells contracts to provide repair service on its equipment for specified terms. The customer pays for the contract prior to the service being rendered. The contract amount is recorded as unearned service contract revenue and the deferred income is amortized to operations on a straight-line basis over the term of the contract, which is generally one to five years.

  Research and Development Costs

     Research and development costs are charged to operations as incurred.

  Disclosures about Fair Value of Financial Instruments

     The Company's financial instruments include cash, cash equivalents, notes payable, foreign bank overdraft facilities, long-term debt and forward contracts. Each of the financial instrument's carrying value approximates fair value mainly due to their short-term nature, except for long-term debt (See Note F).

NOTE C -- INTERNATIONAL OPERATIONS

     The following summarizes the combined financial data of consolidated foreign subsidiaries (after elimination of intercompany transactions):

                                                       1997         1996         1995
                                                     --------     --------     --------
                                                               (IN THOUSANDS)
        Net assets.................................  $113,602     $115,945     $ 95,912
                                                     ========     ========     ========
        Net sales..................................  $346,644     $355,394     $320,430
                                                     ========     ========     ========
        Net income.................................  $ 16,787     $ 18,269     $ 13,614
                                                     ========     ========     ========

NOTE D -- LEASING ACTIVITIES

     A summary of financial information regarding the Company's direct financing lease activities is as follows:

                                                         1997                       1996
                                                ----------------------     ----------------------
                                                CURRENT      LONG-TERM     CURRENT      LONG-TERM
                                                PORTION       PORTION      PORTION       PORTION
                                                --------     ---------     --------     ---------
                                                                 (IN THOUSANDS)
    Future minimum lease payments.............  $27,664       $39,819       $29,624      $45,858
    Unearned lease income.....................   (4,956)       (6,307)       (5,771)      (7,345)
    Allowance for doubtful accounts...........   (2,644)       (1,257)       (2,583)      (1,316)
                                                -------       -------       -------      -------
                                                $20,064       $32,255       $21,270      $37,197
                                                =======       =======       =======      =======

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE D -- LEASING ACTIVITIES (CONTINUED)

     Future minimum lease payments receivable for direct financing leases consist of the following at March 31, 1997 (In thousands):

              FISCAL YEAR
              -----------
                  1998.............................................. $27,664
                  1999..............................................  19,183
                  2000..............................................  11,543
                  2001..............................................   5,929
                  2002..............................................   2,499
                  Thereafter........................................     665
                                                                     -------
                                                                     $67,483
                                                                     =======

NOTE E -- NOTES PAYABLE, FOREIGN BANK OVERDRAFT FACILITIES AND NOTE PAYABLE DUE
          TO STOCKHOLDER

     Notes payable consist primarily of amounts due to banks at varying interest rates ranging from 1.55% to 12.50% and are to be paid within twelve months. Certain notes payable are secured by assets of foreign subsidiaries. Additionally, certain foreign subsidiaries have unsecured overdraft facilities with banks bearing interest up to 20.25%.

     Additionally, the Company maintains a note payable due to a stockholder. The note is unsecured and bears interest at a rate of 12% per annum. Principal payments range from $1,000,000 to $1,550,000 due quarterly through March 2001. Interest payments are due monthly.

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE F -- LONG-TERM DEBT

     Long-term debt at March 31, 1997 and 1996, is summarized as follows:

                                                                           1997         1996
                                                                         --------     --------
                                                                            (IN THOUSANDS)
Notes payable to banks at rates ranging from 7% to 12%, secured by finance receivables and related leased equipment. Notes mature as the
  related finance receivables are paid.................................. $ 60,113     $ 61,239
Bankers acceptances and notes payable to bank at rates of 6.4% to 8.5%
  under an agreement which expires in August 1998.......................   50,054        9,700
Lease loans and revolving term loan at rates ranging from 5% to 10.25%, secured by assets of a foreign subsidiary, payable in monthly
  installments through fiscal year 2002.................................    4,323        3,296
Notes payable to various banks at rates ranging from 5.8% to 8.75%, due in quarterly and annual installments. This debt was incurred for and
  secured by new building and improvements..............................    3,079        3,960
Notes payable to bank at various interest rates ranging from 7.4% to
  9.8% under the terms of a revolving credit agreement. Secured by equipment leased to third parties and building. Payable in monthly installments matching the life of applicable lease contracts, but not
  exceeding 60 months...................................................    3,742        6,184
Payable for settlement of patent and royalties infringement (See Note
  J)....................................................................    2,000        4,000
Mortgage notes secured by land and building at rates ranging from 9.6%
  to 9.7%, payable in quarterly installments through 2014...............    7,710        8,969
Notes payable secured by land, building and trade receivables with interest rates ranging from 1.55% to 4.25%. Principal and interest payments are due on a quarterly and semi-annual basis through fiscal
  year 2000.............................................................    8,234        9,368
Mortgage note secured by land and building at a fixed rate of 4.86%,
  payable in equal monthly payments through May 2016....................   14,180           --
Unsecured revolving line of credit, interest payments are due quarterly
  based on LIBOR rate plus 1.5%, principal payment due August 1998......    3,924           --
Other...................................................................   13,809       13,008
                                                                         --------     --------
                                                                          171,168      119,724
     Less -- current maturities of long-term debt.......................   35,700       47,829
                                                                         --------     --------
                                                                         $135,468     $ 71,895
                                                                         ========     ========

Future maturities of long-term debt are as follows (In thousands):

            FISCAL YEAR
            -----------
                1998............................................    $ 35,700
                1999............................................      83,194
                2000............................................      15,832
                2001............................................      10,007
                2002............................................       5,071
                Thereafter......................................      21,364
                                                                    --------
                                                                    $171,168
                                                                    ========

     The Company maintains bankers acceptances and a note payable revolving credit agreement (the "Credit Agreement") up to a maximum of $60,000,000 principal amount of domestic and Eurodollar loan borrowings. This facility also allows the Company to enter into forward contracts for the sale of foreign currency (See Note G). The maximum borrowing amount is the lesser of $60,000,000 or the borrowing base, as defined, provided that the aggregate amount of issued and unexpired letters of credit and drafts do not exceed

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE F -- LONG-TERM DEBT (CONTINUED)

$10,000,000. The Credit Agreement expires in August 1998. At March 31, 1997, borrowings under the Credit Agreement of $50,054,000 were classified as long-term debt. At March 31, 1996, borrowings of $9,700,000 were outstanding and classified as current maturities of long-term debt.

     Under the Credit Agreement, interest payable on the domestic note payable is at the prime rate in effect for each interest period. Interest payable on the Eurodollar and bankers acceptances is variable based on the LIBOR rate plus up to 1.00% per annum.

     The Credit Agreement is secured by certain domestic assets of the Company and a licensing agreement relating to the use and benefit of certain intangibles of the Company. The Credit Agreement is also guaranteed by the stockholders of the Company.

     The Credit Agreement contains certain covenants related to minimum requirements for the maintenance of tangible net worth plus subordinated indebtedness, maximum inventory to sales ratio, leverage ratio, consolidated earnings before interest and taxes to net interest expense, intercompany indebtedness and limitations on capital expenditures, investments and other domestic indebtedness.

     The Company is also restricted from making any distributions to the stockholders. At March 31, 1997, the Company is in compliance with all required covenants.

     Based on the borrowing rates currently available to the Company for notes payable and debt with similar terms and average maturities, management has estimated the fair value of long-term debt to be $192,330,000 at March 31, 1997 and $140,745,000 at March 31, 1996.

NOTE G -- DISCLOSURE ABOUT DERIVATIVE FINANCIAL INSTRUMENTS

     At March 31, 1997, 1996 and 1995, the Company had outstanding foreign currency forward contracts which typically mature within one year. The purpose of these contracts is to hedge the Company's foreign exchange exposure with respect to foreign currency cash flows received from foreign subsidiaries. The Company does not speculate in the foreign exchange market. The forward contracts require the Company to sell foreign currencies at a contracted exchange rate. As provided by the Credit Agreement, the Company is committed to sell such foreign currencies to the bank. At March 31, 1997, 1996 and 1995 these sale commitments were $64,552,000, $74,523,000, and $86,865,000 respectively. Additionally, the
Company is committed to sell $9,490,000, $12,801,000 and $16,708,000 in foreign currencies to another bank as of March 31, 1997, 1996 and 1995, respectively. Foreign exchange contracts are valued at the spot rate on March 31, 1997, 1996 and 1995, which approximates the quoted market rate. The difference between the spot rate at inception of the foreign currency forward contract and the spot rate at the consolidated balance sheets date results in an unrealized gain or loss. The premium or discount represents the difference between the contracted rate and the spot rate at the date of inception, and is amortized over the life of the contract on a

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE G -- DISCLOSURE ABOUT DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

straight-line basis. The following summarizes the notional amount of contracts, unrealized gains and losses and amortized premiums at March 31, 1997, 1996 and 1995: (In thousands)

                                MARCH 31, 1997             MARCH 31, 1996              MARCH 31, 1995
                            ----------------------     -----------------------     -----------------------
                             U.S.       UNREALIZED      U.S.       UNREALIZED        U.S.       UNREALIZED
                            DOLLARS        GAIN        DOLLARS        GAIN         DOLLARS         GAIN
         CURRENCY           EQUIV.        (LOSS)       EQUIV.        (LOSS)         EQUIV.        (LOSS)
--------------------------  -------     ----------     -------     -----------     --------     ----------
British pound.............  $22,053       $ (746)      $19,990       $   281       $ 28,664       $(1,218)
Japanese yen..............   15,034        1,490        23,278         2,035         26,131        (3,383)
German mark...............   15,459        1,274        16,702           272         20,206        (1,632)
French franc..............   13,279          979        17,206            38         18,012        (1,095)
Canadian dollar...........    6,054           95         7,692           (45)         8,013            79
Australian dollar.........    2,163           10         2,456          (133)         2,547            10
                            -------       ------       -------       -------       --------       -------
                            $74,042        3,102       $87,324         2,448       $103,573        (7,239)
                            =======                    =======                     ========
Premium amortization......                   578                         529                           84
                                          ------                     -------                      -------
                                          $3,680                     $ 2,977                      $(7,155)
                                          ======                     =======                      =======

     The unrealized gains or losses and amortized premiums will be offset by any foreign currency exchange gains or losses realized upon the settlement of the cash flows received from the foreign subsidiaries or through the translation of the foreign subsidiaries' financial statements, which are denominated in the various foreign currencies noted above. The unrealized gains or losses and amortized premiums are included in foreign exchange gain in the accompanying consolidated statements of income. The counterparties to these foreign currency transactions are major financial institutions and accordingly, the Company does not anticipate nonperformance by such counterparties. Additionally, the Company does not enter into leveraged derivative transactions.

NOTE H -- INVESTMENT IN JOINT VENTURES

     In February 1995, Coulter Pharmaceutical, Inc. ("CPI"), was organized and established for the purpose of researching, developing and marketing certain potential cancer-curing products. As of March 31, 1997, a joint-venture partner and other investors have contributed $63,624,000 in cash for an 84% ownership interest. The Company contributed certain technology (with no net book value) in exchange for a 16% and 51% ownership interest in CPI as of March 31, 1997 and 1996, respectively. As a result of cash contributions from certain outside investors, the Company recorded $7,231,000, $1,384,000 and $1,667,000 as other income in the consolidated statements of income for the years ended March 31, 1997, 1996 and 1995, respectively. CPI incurred losses of $17,203,000, $4,718,000 and $216,000 for the years ended March 31, 1997, 1996 and 1995, respectively. The Company's proportionate share of such losses were $3,998,000, $2,540,000 and $145,000 and have been recorded as other expense in the consolidated statements of income for the years ended March 31, 1997, 1996 and 1995, respectively. Management believes that the Company has the ability to significantly influence the operating and financial policies of CPI.

     CPI executed a public offering of its stock during 1997. At March 31, 1997, the market value of the Company's investment in CPI totalled $15,203,000. This amount exceeds the carrying value of the Company's investment by $11,649,000.

     In February 1997, Coulter Cellular Therapies, Inc. ("CCTI") was organized and established for the purpose of researching, developing and marketing medical technologies to treat cancer using cellular therapeutic monoclonal antibodies. The Company contributed certain technology (with no net book value) in exchange for a 68% ownership interest in CCTI. A joint-venture partner contributed cash of $4,675,000 in

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE H -- INVESTMENT IN JOINT-VENTURES (CONTINUED)

exchange for the remaining 32%. As a result of the joint-venture partner's contribution, the Company recorded $3,179,000 as other income in the consolidated statements of income at March 31, 1997. The remaining contribution of $1,496,000 was recorded as minority interest.

     CCTI incurred a loss of $246,000 for the two months ended March 31, 1997, whereby the Company's proportionate share of $167,000 was charged to the consolidated statements of income for the year ended March 31, 1997. At March 31, 1997, CCTI had a cash balance of $4,358,000; other assets of $221,000; and accrued liabilities of $150,000 which are included in the consolidated balance sheets at March 31, 1997.

NOTE I -- BUSINESS ACQUISITION

     On June 30, 1995, the Company acquired Immunotech, S.A. and subsidiaries ("IOT") which is engaged in the research, development, manufacturing and distribution of monoclonal antibodies. The principal office of IOT is located in Marseille, France. This business acquisition was accounted for under the purchase method of accounting. The total cost of this acquisition was $25,444,000 which exceeded the fair value of net assets acquired of IOT by $13,195,000. The excess of cost over fair value of net assets acquired (goodwill) is recorded in other assets in the consolidated balance sheets and is being amortized on a straight-line basis over twenty years.

     The Company acquired 97% of the common stock and 100% of the outstanding warrants of IOT. The purchase price was paid in cash, except for $2,000,000 which will be paid in two equal interest-free installments in fiscal years 1998 and 1999. The unpaid purchase price is included in current and long-term debt in the consolidated balance sheets.

     The following summarizes the results of operations of the Company on a proforma basis (unaudited) with the assumption that IOT was acquired on April 1, 1994 (In thousands):

                                                           FOR THE YEAR ENDED
                                                         -----------------------
                                                         MARCH 31,     MARCH 31,
                                                           1996          1995
                                                         ---------     ---------
        Net sales......................................   $702,803      $692,199
                                                          ========      ========
        Net income.....................................   $ 33,681      $ 18,265
                                                          ========      ========

NOTE J -- SETTLEMENT OF PATENT INFRINGEMENT

     In November 1993, the Company agreed to pay a plaintiff $8,000,000 as consideration to release and discharge the Company from any claims, liabilities and damage caused by the infringement of certain patents. This amount was recorded as a settlement of such infringement in the year ended March 31, 1994. Payments of $8,000,000 have been remitted through March 31, 1997.

     Under the terms of the settlement, the Company is also obligated to pay royalties on the net sales of certain equipment and related products at a minimum of $1,000,000 per year through August 1998. For the years ended March 31, 1997, 1996 and 1995 royalty expense of $1,722,000, $1,895,000 and
$1,848,000, respectively, was recorded in the consolidated statements of income.

NOTE K -- RESTRUCTURING CHARGES

     For the year ended March 31, 1997, the Company recorded estimated domestic and foreign restructuring charges of $5,947,000. The objective of restructuring is to reduce future costs and improve operating results. Restructuring included the termination of certain employees and the discontinuance of certain research and development activities. The charges consisted primarily of severance and retirement incentive pay; the cost of

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE K -- RESTRUCTURING CHARGES (CONTINUED)

extended employees' benefits; and consulting fees. These restructuring charges were included in accrued liabilities in the consolidated balance sheets at March 31, 1997. The function and number of employees terminated were as follows:

                                 FUNCTION                       NUMBER OF EMPLOYEES
            --------------------------------------------------  -------------------
            Administration....................................           33
            Research & Development............................           46
            Sales & Marketing.................................           25
            Manufacturing.....................................           46
                                                                        ---
                                                                        150
                                                                        ===

NOTE L -- CHANGE IN STOCKHOLDERS' EQUITY

     In August and September 1996, the Company purchased 323 shares of its Class A and 308 shares of Class B common stock from the estate of a stockholder. The purchase price per share was $12,222 and $12,338, respectively, resulting in a total purchase price of $7,747,000 paid in cash. The shares were subsequently retired and cancelled.

NOTE M -- BENEFIT PLANS

  Postretirement Benefits for Domestic Employees

     The Company provides a Healthcare Benefits and Life Insurance Plan (the "Plan") for retired domestic employees. Substantially all of the Company's employees become eligible for benefits when they reach the age of 55 and meet certain service requirements while working for the Company. Generally, healthcare benefits are provided to individuals when they or their spouse become eligible for Medicare benefits. Prior to eligibility for Medicare, retirees may elect coverage if they pay the required participants' contribution.

     The domestic accumulated postretirement benefit obligation represents the present value of the estimated future benefits payable to current retirees and a pro rata portion of estimated benefits payable to active employees after retirement. The domestic postretirement benefit cost recorded in the consolidated statements of income for the years ended March 31, 1997, 1996 and 1995 includes the following components (In thousands):

                                                                    1997       1996       1995
                                                                   ------     ------     ------
Service cost.....................................................  $  997     $  810     $  733
Interest cost....................................................   2,221      2,040      2,024
                                                                   ------     ------     ------
                                                                   $3,218     $2,850     $2,757
                                                                   ======     ======     ======

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE M -- BENEFIT PLANS (CONTINUED)

     The Company funds the postretirement benefit costs each year through the payment of medical claims and insurance premiums. The following table sets forth the amounts recognized in the Company's consolidated balance sheets at March 31, 1997 and 1996 (In thousands):

                                                            1997        1996
                                                           -------     -------
Accumulated postretirement benefit obligation:
  Retirees...............................................  $13,815     $16,643
  Fully eligible active participants.....................    5,194       4,133
  Other active participants..............................   11,151       7,445
                                                           -------     -------
                                                            30,160      28,221
  Unrecognized loss......................................   (1,598)     (1,925)
                                                           -------     -------
  Accrued postretirement benefit costs...................  $28,562     $26,296
                                                           =======     =======

     Annual net periodic postretirement benefit costs were calculated using the assumed discount rate of 7.75% for 1997, 8.50% for 1996 and 8.25% for 1995. The accumulated postretirement benefit obligation was determined by using a discount rate of 7.75% at March 31, 1997 and 1996.

     If the healthcare cost trend rate increased by an additional 1.0%, the accumulated postretirement benefit obligation would have increased by $5,662,000 (or 19%) as of March 31, 1997 and $4,571,000 (or 16%) as of March 31, 1996. The
aggregate of the service and interest cost for 1997 would have increased by $826,000 (or 26%), $707,000 (or 25%) for 1996 and $427,000 (or 16%) for 1995.

  Savings Incentive and Retirement Plus Plan for Domestic Employees

     The Coulter Corporation Savings Incentive and Retirement Plus Plan ("The Plan") was established on March 31, 1996 by the Company as an amendment and restatement of the Coulter Corporation Savings Incentive Plan established on July 1, 1984. The Plan was created to provide various benefits through savings and retirement contributions.

     The Plan meets the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA") and the Internal Revenue Code Sections 401(a), 401(k) and 501(a). The Plan is exempt from federal income taxation and has received a favorable tax determination letter from the Internal Revenue Service.

     The Savings Incentive Segment ("SI Segment") of The Plan seeks to provide retirement and other benefits for the employees, systematic savings, to accumulate funds on a tax advantageous basis and to meet some of the larger expenses incurred during their careers. The Company makes a matching contribution equal to 100% of the first 1% of the savings contributions made by the participant and 50% of the savings contribution from 2% to 6%. Savings contributions in excess of 6% of annual compensation are not matched by the Company. Participants' savings contributions and the Company's matching contribution are paid to the SI Segment on a monthly basis. For the years ended March 31, 1997, 1996 and 1995, the Company's contributions to the SI Segment of the Plan were $4,801,000, $4,553,000 and $4,511,000, respectively.

     The Retirement Plus Segment ("RP Segment") of the Plan is a defined contribution plan designed to provide retirement, disability and death benefits to employees. Participants may retire at normal retirement age (65) to receive benefits and those who terminate after completing five years of employment are fully vested in such benefits. Retirement benefits can be received at an earlier age. The employer's contributions are based on the age and salary levels of employees as defined in The Plan and are paid on a quarterly basis. Employees do not contribute to the RP Segment of The Plan. For the year ended March 31, 1997, the Company contributed $7,290,000 to the RP Segment of The Plan.

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE M -- BENEFIT PLANS (CONTINUED)

  Defined Benefit Plan for Domestic Employees

     On December 31, 1995 and March 31, 1996, the Company curtailed and terminated, respectively, its defined benefit plan (Coulter Corporation Pension
Plan) for domestic employees. On January 1, 1996, the Coulter Corporation Retirement Plus Plan ("Plus Plan") was established as a defined contribution plan. The Plus Plan was funded by employees' rollover contributions from the terminated plan as well as quarterly contributions paid by the Company. For the three months ended March 31, 1996, the Company's contributions were $1,681,000.

     Effective March 31, 1996, the investment activity, administrative functions and governmental reporting of the Plus Plan was combined with the Savings Incentive Plan for improved effectiveness and efficiency.

     The termination of the defined benefit plan resulted in a gain of $3,776,000 which was recorded as other income in the consolidated statements of income for the year ended March 31, 1996. At March 31, 1996, the unfunded defined benefit obligation of $12,270,000 was included in accrued liabilities in the consolidated balance sheets. Full and final payment of such obligation occurred in June 1996.

     Domestic defined benefit pension costs recorded in the consolidated statements of income for the years ended March 31, 1996 and 1995 included the following components:

                                                                            U.S. PLAN
                                                                       -------------------
                                                                        1996        1995
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Service cost during the year.....................................  $ 2,914     $ 3,538
    Interest on projected benefit obligation and service cost........    4,889       5,675
    Expected return on Plan assets...................................   (3,039)     (2,968)
    Amortization of unrecognized net assets at transition............     (237)       (315)
    Loss on net assets during the year deferred for future
      recognition....................................................       --        (713)
    Amortization of unrecognized prior service cost and losses.......      157         259
                                                                       -------     -------
                                                                       $ 4,684     $ 5,476
                                                                       =======     =======

     The following sets forth the unfunded status of the domestic plan at March 31, 1996:

                                                                           U.S. PLAN
                                                                              1996
                                                                         --------------
                                                                         (IN THOUSANDS)
        Actuarial present value of benefit obligation:
          Vested benefits..............................................      $16,059
          Nonvested benefits...........................................          566
                                                                             -------
        Accumulated benefit obligation.................................       16,625
        Fair value of assets held in the Plan..........................       (4,355)
                                                                             -------
        Unfunded defined benefit obligation included in accrued
          liabilities..................................................      $12,270
                                                                             =======

     The above amounts of the defined benefit obligation were measured based on the following assumptions:

                                                                             U.S. PLAN
                                                                               1996
                                                                             ---------
        Discount rate:
          Pre-retirement...................................................     7.4%
          Post-retirement..................................................     7.4%

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE M -- BENEFIT PLANS (CONTINUED)

  Defined Benefit Plans for Foreign Employees

     The Company also sponsors noncontributory and contributory defined benefit plans (the "Plans") covering certain foreign employees. The Plans call for benefits to be paid to eligible employees at retirement based primarily upon age, years of service and compensation rate. Disability and death benefits are also available.

     The Company's funding policy is to contribute as required by income tax laws. Contributions to the Plans reflect benefits attributed to employees' services to date, as well as services expected to be earned in the future. Assets of the Plans consist primarily of common and preferred stocks, investment grade corporate bonds, government obligations and short-term money market instruments.

     Net foreign pension costs recorded in the Company's consolidated statements of income included the following components for the years ended March 31, 1997, 1996 and 1995:

                                                          FOREIGN PLANS
                                                 -------------------------------
                                                  1997        1996        1995
                                                 -------     -------     -------
                                                         (IN THOUSANDS)
 Service cost during the year..................  $ 2,299     $ 2,221     $ 2,065
 Interest on projected benefit obligation and
   service cost................................    2,805       2,795       2,317
 Expected return on Plans assets...............   (4,387)     (5,701)     (2,612)
 Amortization of unrecognized net assets at
   transition..................................     (143)       (115)       (119)
 Gain on net assets during the year deferred
   for future recognition......................      818       2,875         305
                                                 -------     -------     -------
                                                 $ 1,392     $ 2,075     $ 1,956
                                                 =======     =======     =======

     The following sets forth the funded status of the Plans and the amounts shown in the Company's consolidated balance sheets at March 31, 1997 and 1996:

                                                                FOREIGN PLANS
                                                              -----------------
                                                               1997      1996
                                                              -------   -------
                                                               (IN THOUSANDS)
 Actuarial present value of benefit obligation:
 Vested benefits............................................  $28,824   $25,305
 Nonvested benefits.........................................    2,415     2,322
                                                              -------   -------
 Accumulated benefit obligation.............................   31,239    27,627
 Effect of anticipated future compensation levels...........    9,617     8,981
                                                              -------   -------
 Projected benefit obligation...............................   40,856    36,608
 Fair value of assets held in the Plans.....................   45,006    39,563
                                                              -------   -------
 Funded excess of projected benefit obligation over fair
   value of assets held in the Plans........................   (4,150)   (2,955)
 Net unrecognized gain from past experience different from
   that assumed and effects of changes in assumptions.......   10,076     8,889
 Unrecognized prior service cost............................     (918)     (667)
 Unrecognized net assets at transition......................    1,874     1,652
 Pension costs included in accrued liabilities..............     (151)     (395)
                                                              -------   -------
 Accrued pension costs......................................  $ 6,731   $ 6,524
                                                              =======   =======

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE M -- BENEFIT PLANS (CONTINUED)

     The above amounts of the projected benefit obligation are measured based on the following assumptions:

                                                                        1997             1996
                                                                    ----------      -----------
Discount rate:
  Pre-retirement..................................................  4.0 - 8.0%       5.5 - 8.5%
  Post-retirement.................................................  4.0 - 8.0%       5.5 - 8.5%
Weighted-average rate of compensation increase....................  3.0 - 6.0%       3.0 - 6.5%
Weighted-average of expected long-term rate of return on Plans
  assets..........................................................  3.0 - 8.5%       3.0 - 8.5%
Straight-line amortization of unrecognized net assets at
  transition......................................................  16 - 20 yrs.     16 - 20 yrs.

NOTE N -- SIGNIFICANT CUSTOMER

     During the years ended March 31, 1997, 1996 and 1995, a customer accounted for approximately 17%, 16%, and 14% of total Company revenues. At March 31, 1997 and 1996 amounts due from this customer aggregated $22,726,000 and $19,766,000 and are included in accounts receivable in the accompanying consolidated balance sheets.

NOTE O -- INCOME TAXES

     The provision for income taxes for the years ended March 31, 1997, 1996 and 1995, includes the following components:

                                                                  1997        1996        1995
                                                                 -------     -------     ------
                                                                         (IN THOUSANDS)
Current income tax expense
  U.S. Federal.................................................  $ 1,230     $   143     $1,932
  U.S. state and local.........................................      383         200        499
  Foreign......................................................    8,490       9,007      4,791
                                                                 -------     -------     ------
                                                                  10,103       9,350     $7,222
                                                                 -------     -------     ------
Deferred income tax (benefit) expense
  U.S. Federal.................................................   (4,000)     (4,200)        --
  U.S. state and local.........................................     (500)       (600)        --
  Foreign......................................................      (70)         78        285
                                                                 -------     -------     ------
                                                                  (4,570)     (4,722)       285
                                                                 -------     -------     ------
Provision for income taxes.....................................  $ 5,533     $ 4,628     $7,507
                                                                 =======     =======     ======

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE O -- INCOME TAXES (CONTINUED)

     The following is a summary of the Company's deferred tax asset (liability) positions at March 31, 1997 and 1996 (In thousands):

                                                          1997                        1996
                                                 -----------------------     -----------------------
                                                 CURRENT     NON-CURRENT     CURRENT     NON-CURRENT
                                                 -------     -----------     -------     -----------
Nondeductible reserves:
  Postretirement benefits......................  $    --      $  10,853      $    --      $   9,992
  Warranty and installation....................    4,921             --        4,112             --
  Inventories..................................    5,407             --        4,860             --
  Vacation.....................................    4,093             --        3,911             --
  Unrealized foreign exchange gain.............     (750)            --       (1,014)            --
  Other........................................    5,463          5,094        2,977          2,662
Excess of book over tax basis of net assets
  used in leasing operations...................       --        (11,669)          --        (13,016)
Excess of book over tax basis of investments in
  joint-ventures...............................       --         (3,563)          --             --
U.S. tax credit carryforwards..................      900         19,900           --         25,000
                                                 -------      ---------      -------      ---------
                                                  20,034         20,615       14,846         24,638
Valuation allowance............................   (6,392)       (21,205)      (4,923)       (25,457)
                                                 -------      ---------      -------      ---------
                                                 $13,642      $    (590)     $ 9,923      $    (819)
                                                 =======      =========      =======      =========

     The current portion of deferred tax assets is included in prepaid expenses and other current assets in the accompanying consolidated balance sheets. At March 31, 1997, it includes $10,700,000 related to domestic operations and $2,942,000 related to foreign operations (primarily operations in Japan). At March 31, 1997, the non-current portion consists of a deferred tax asset of $3,524,000, relating to operations in France and the U.S., which is included in other assets, and a deferred tax liability of $4,114,000, which is reported as a separate line item on the accompanying consolidated balance sheets.

     The Company has recognized its domestic current and non-current deferred tax assets derived from temporary books/tax differences as it expects to generate sufficient taxable income in the future to realize these benefits. Such deferred tax assets have been calculated using regular tax rates with a corresponding reduction, through the valuation allowance, to reflect the deferred tax assets at the lower alternative minimum tax rate. Domestic deferred tax assets derived from tax credit carryforwards in the amount of $900,000 are included in prepaid expenses, as such credits are projected to be utilized next year. Other Domestic deferred tax assets derived from tax credit carryforwards have been fully reserved, however, through the valuation allowance, due to uncertainties regarding the Company's ability to generate sufficient taxable income in the U.S. and limitations on the recognition of certain credit carryforwards under U.S. tax laws. The deferred tax assets relating to operations in France and Japan have been recognized, as in the opinion of management it is more likely than not that the foreign subsidiaries to which the deferred assets relate will generate sufficient taxable income to realize such deferred tax assets. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of the future taxable income necessary to realize such assets are reduced.

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE O -- INCOME TAXES (CONTINUED)

     Below is a summary showing the amounts and expiration dates of the tax credit carryforwards available on a tax basis to reduce future U.S. consolidated federal income tax liabilities (In thousands):

                        YEAR OF                  FOREIGN TAX     INVESTMENT TAX     R & D TAX
                      EXPIRATION                   CREDIT            CREDIT          CREDIT
        ---------------------------------------  -----------     --------------     ---------
          1999.................................     $1,158            $ --           $    --
          2000.................................         --               1             1,400
          2001.................................      1,655             173               100
          2002.................................         --              --               500
          2003.................................         --              --               300
          2004.................................         --              --             1,000
          2005.................................         --              --             1,100
          2006.................................         --              --               600
          2007.................................         --              --               900
          2008.................................         --              --             1,200
          2009.................................         --              --             1,500
          2010.................................         --              --             2,100
          2011.................................         --              --               600
          2012.................................         --              --             1,600
                                                    ------            ----           -------
                                                    $2,813            $174           $12,900
                                                    ======            ====           =======

     On an Alternative Minimum Tax ("AMT") basis, the carryforwards are the same as above, except for the foreign tax credit. The AMT foreign tax credit carryforward is $2,300,000 expiring in 1998, $2,200,000 expiring in 1999, $700,000 expiring in 2000, $2,400,000 expiring in 2001 and $1,463,000 expiring in 2002. The minimum tax credit carryforward is $4,900,000 and may be carried forward indefinitely.

     The difference between the reported tax provision and the provision computed by applying the statutory U.S. federal income tax rate currently in effect to income before income taxes for each of the three years ended March 31, 1997, is primarily due to the effect of AMT, state and foreign income tax rates. Additionally, the Company recognized deferred tax benefits related to changes in the valuation allowance of $4,500,000, $4,800,000 and $1,800,000 for the years ended March 31, 1997, 1996 and 1995, respectively.

     A provision has not been made for U.S. income taxes, or additional foreign income taxes, on undistributed earnings of foreign subsidiaries. It is not practicable to estimate the amount of additional tax that might be payable on the foreign earnings, however, the Company believes that U.S. foreign tax credits would largely eliminate any U.S. tax and offset any foreign tax on such earnings.

     The Company's U.S. federal income tax returns for the years 1991 through 1993 are currently under review by the Internal Revenue Service ("IRS"). In the opinion of management, the final result of the IRS's audit will not have a material adverse effect on the Company's financial position or results of operations.

     The Company's subsidiary in Brazil is contesting a tax assessment issued several years ago, covering 1989 through 1991. At this time, it is not possible to estimate the amount of any additional tax liability. However, in the opinion of management, the ultimate liability will be substantially offset by available net operating loss carryforwards and will not have a material impact on the Company's financial position and results of operations.

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE P -- COMMITMENTS AND CONTINGENCIES

  Lease Commitments

     The Company leases a substantial portion of its warehouse, office space, production and office equipment under long-term, noncancellable operating leases. Rental expense was approximately $11,350,000 in 1997, $11,744,000 in 1996 and $11,722,000 in 1995.

     As of March 31, 1997, commitments for base rentals for operating leases and future payments for computer services rendered by an independent management information systems company, excluding taxes and insurance, are as follows (In thousands):

                  1998.............................................. $ 6,232
                  1999..............................................   4,065
                  2000..............................................   1,136
                  2001..............................................     847
                  2002..............................................     646
                  Thereafter........................................   1,407
                                                                     -------
                                                                     $14,333
                                                                     =======

  Legal Matters

     In January, 1996, the Company notified Hematronix, Inc. ("Hematronix"), a competitive reagent manufacturer, that it believed Hematronix was selling certain reagents and controls that infringed certain Company owned patents. In response to these claims by the Company, Hematronix filed a complaint on April 15, 1996 in the United States District Court for the Eastern District of California against the Company. The complaint seeks a declaratory judgment that certain patents of the Company are invalid and thus not infringed. The complaint also includes antitrust and related business tort claims regarding the Company's sales and leasing activities. Currently at issue are four (4) United States patents and the various antitrust claims raised by Hematronix. The Company has counterclaimed that Hematronix has willfully infringed each of the patents at issue. In addition, the Company has answered Hematronix's antitrust complaint and denied violation of any of the antitrust laws or business tort claims set forth by Hematronix in the complaint.

     A trial is set for 1998. The patent infringement matter will be tried first and the antitrust issues will be tried in a separate trial. The Company's management believes that it will prevail with regard to the infringement matters in the patent actions, and that as a result of such finding the antitrust case will not go forward. The Company is seeking a permanent injunction with regard to the patents claimed to be infringed and reasonable royalties resulting from such infringement.

     Certain other claims, suits and complaints in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, all such matters are without merit or are of such kind and involve such amounts that their resolution, net of related insurance coverage, would not have a material effect on the consolidated financial position or results of operations of the Company.

  Long Term Incentive Plan

     Effective April 1, 1995, the Company established a Long Term Performance Plan (the "LTPP") to inspire and reinforce outstanding performance in selected key employees whose efforts contribute substantially to the achievement of the Company's long term goals and objectives. The LTPP provides for financial awards to certain employees based on the Company's achievement of certain financial objectives during the cumulative period from April 1, 1995 to March 31, 1998. The Company has accrued $3,800,000 and $1,500,000 related to the LTPP as of March 31, 1997 and 1996, respectively. These amounts are included in accrued liabilities in the accompanying consolidated balance sheets.

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE Q -- SUBSEQUENT EVENT

     On August 29, 1997, the Company and its stockholders entered into a Stock Purchase Agreement (the "Agreement") with Beckman Instruments, Inc. ("Beckman"). In connection with the Agreement, Beckman will acquire all of the Company's shares in exchange for $875 million in cash and the assumption of liabilities. Beckman, a Delaware corporation, provides systems, chemistries, software and supplies, which automate and simplify biological analysis for use in life science and clinical diagnostics laboratories. The acquisition is intended to be accounted for under the purchase accounting method. Completion of the acquisition is subject to, among other things, regulatory approvals.

     In the event the Agreement receives all required approvals, the Company anticipates incurring liabilities related to the accelerated achievement of the LTPP and the granting of other discretionary bonus awards for its U.S. and foreign employees. The Company estimates that it will incur a total liability of approximately $100 million related to these programs.

                      COULTER CORPORATION AND SUBSIDIARIES

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                        JUNE 30, 1997 AND MARCH 31, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                                        JUNE 30,        MARCH 31,
                                                                                          1997            1997
                                                                                        --------        ---------
CURRENT ASSETS:
  Cash and cash equivalents.........................................................    $ 18,866        $  28,782
  Accounts receivable, net of allowance for doubtful accounts of $7,299 at June 30,
    1997 and $7,070 at March 31, 1997...............................................     172,066          189,484
  Current portion of finance receivables, net.......................................      19,015           20,064
  Inventories.......................................................................     121,702          117,502
  Refundable income taxes...........................................................       2,180            1,527
  Prepaid expenses and other current assets.........................................      24,709           23,607
                                                                                        --------         --------
         Total current assets.......................................................     358,538          380,966
                                                                                        --------         --------
PROPERTY, PLANT AND EQUIPMENT, at cost, less accumulated depreciation and
  amortization of $119,339 at June 30, 1997 and $114,219 at March 31, 1997..........     131,018          131,059
                                                                                        --------         --------
LONG-TERM PORTION OF FINANCE RECEIVABLES, NET.......................................      34,135           32,255
                                                                                        --------         --------
OTHER ASSETS........................................................................      51,031           54,768
                                                                                        --------         --------
                                                                                        $574,722         $599,048
                                                                                        ========         ========
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Foreign bank overdraft facilities.................................................    $  1,667         $    852
  Current maturities of long-term debt..............................................      39,503           35,700
  Note payable due to stockholder...................................................       5,000            4,000
  Notes payable.....................................................................      17,686           16,310
  Accounts payable..................................................................      30,780           38,829
  Accrued liabilities...............................................................      87,096           93,351
  Income taxes payable..............................................................       8,655            6,552
  Estimated warranty costs..........................................................      14,254           15,578
  Unearned service contract revenue.................................................      35,905           33,975
                                                                                        --------         --------
         Total current liabilities..................................................     240,546          245,147
                                                                                        --------         --------
LONG-TERM DEBT, less current maturities.............................................     117,458          135,468
                                                                                        --------         --------
NOTE PAYABLE DUE TO STOCKHOLDER.....................................................      13,550           14,550
                                                                                        --------         --------
ACCRUED PENSION COSTS...............................................................       6,881            6,731
                                                                                        --------         --------
ACCRUED POSTRETIREMENT BENEFIT COSTS................................................      29,105           28,562
                                                                                        --------         --------
LONG-TERM UNEARNED SERVICE CONTRACT REVENUE.........................................      11,347           12,487
                                                                                        --------         --------
DEFERRED INCOME TAXES...............................................................       4,065            4,114
                                                                                        --------         --------
MINORITY INTERESTS..................................................................       2,265            2,892
                                                                                        --------         --------
COMMITMENTS AND CONTINGENCIES (NOTE 5)
STOCKHOLDERS' EQUITY:
  Common stock --
  Class A -- voting -- authorized and outstanding, 9,677 shares at June 30, 1997 and
    March 31, 1997 of $1 par value..................................................          10               10
  Class B -- voting -- authorized 9,692 shares at June 30, 1997 and March 31, 1997;
    outstanding 1,060 shares at June 30, 1997 and March 31, 1997 of $1 par value....           1                1
  Additional contributed capital....................................................      47,955           47,955
  Retained earnings.................................................................     108,267          107,795
  Cumulative translation adjustment.................................................      (6,728)          (6,664)
                                                                                        --------         --------
         Total stockholders' equity.................................................     149,505          149,097
                                                                                        --------         --------
                                                                                        $574,722         $599,048
                                                                                        ========         ========

The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these balance sheets.

                      COULTER CORPORATION AND SUBSIDIARIES

             UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               FOR THE THREE MONTHS ENDED JUNE 30, 1997 AND 1996
                                 (IN THOUSANDS)

                                                                           1997         1996
                                                                         --------     --------
NET SALES..............................................................  $159,671     $154,267
COST OF SALES..........................................................    83,665       77,910
                                                                         --------     --------
          Gross profit.................................................    76,006       76,357
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...........................    53,929       52,926
RESEARCH AND DEVELOPMENT EXPENSES......................................    18,021       21,119
                                                                         --------     --------
          Operating income.............................................     4,056        2,312
                                                                         --------     --------
OTHER (INCOME) EXPENSE:
  Interest expense.....................................................     3,409        2,763
  Interest income......................................................    (2,101)      (2,096)
  Foreign exchange loss................................................       305            3
  Other, net...........................................................     1,795       (3,050)
                                                                         --------     --------
                                                                            3,408       (2,380)
                                                                         --------     --------
          Income before provision for income taxes.....................       648        4,692
PROVISION FOR INCOME TAXES.............................................       176        1,231
                                                                         --------     --------
          Net income...................................................  $    472     $  3,461
                                                                         ========     ========

The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these statements.

                      COULTER CORPORATION AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED JUNE 30, 1997 AND 1996
                                 (IN THOUSANDS)

                                                                                                 1997         1996
                                                                                               --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.................................................................................  $    472     $  3,461
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization............................................................     6,528        5,901
    Provision for doubtful accounts..........................................................       768          699
    Provision for inventory obsolescence.....................................................     3,152        2,751
    Provision for postretirement benefit costs...............................................       781          818
    Deferred income tax benefit..............................................................    (1,999)      (1,361)
    Loss (Gain) on disposal of property, plant and equipment.................................        60          (52)
    Unrealized foreign exchange loss on forward contracts....................................     1,482          275

CHANGE IN ASSETS AND LIABILITIES:
  (Increase) decrease in --
    Accounts receivable......................................................................    15,985       20,624
    Inventories..............................................................................    (7,352)     (18,418)
    Refundable income taxes..................................................................      (653)         (14)
    Prepaid expenses and other current assets................................................      (542)      (1,747)
    Other assets.............................................................................     3,384       (1,653)
  Increase (decrease) in --
    Accounts payable.........................................................................    (8,049)      (6,916)
    Accrued liabilities......................................................................    (6,255)     (29,913)
    Income taxes payable.....................................................................     2,103        1,794
    Estimated warranty costs.................................................................    (1,324)      (1,623)
    Unearned service contract revenue........................................................     1,930          305
    Accrued pension costs....................................................................       150          (46)
    Accrued postretirement benefit costs.....................................................      (238)        (292)
    Long-term unearned service contract revenue..............................................    (1,140)         537
                                                                                               --------     --------
    Net cash provided by (used in) operating activities......................................     9,243      (24,870)
                                                                                               --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property, plant and equipment........................................  $    973     $  2,835
  Capital expenditures.......................................................................    (6,439)     (27,267)
  Finance receivables originated.............................................................    (6,827)      (2,983)
  Principal payments received from finance receivables.......................................     6,661        6,157
  Increase (Decrease) in minority interests..................................................      (627)        (574)
                                                                                               --------     --------
        Net cash used in investing activities................................................    (6,259)     (21,832)
                                                                                               --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt...............................................................    20,724       44,966
  Principal payments of long-term debt.......................................................   (35,822)     (20,571)
  Net proceeds from notes payable and foreign bank overdraft facilities......................     1,040        3,232
                                                                                               --------     --------
    Net cash (used in) provided by financing activities......................................   (14,058)      27,627
                                                                                               --------     --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS.................................     1,158       (1,022)
                                                                                               --------     --------
NET DECREASE IN CASH AND CASH EQUIVALENTS....................................................    (9,916)     (20,097)
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD.........................................    28,782       41,286
                                                                                               --------     --------
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD...............................................  $ 18,866     $ 21,189
                                                                                               ========     ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period:
    Interest.................................................................................  $  3,542     $  3,075
                                                                                               ========     ========
    Income taxes.............................................................................  $  1,287     $  3,201
                                                                                               ========     ========

The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these statements.

                      COULTER CORPORATION AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

 1. REPORT BY MANAGEMENT

     The accompanying unaudited condensed financial statements of Coulter Corporation and subsidiaries (the "Company") have been prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information related to the Company's organization, significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These unaudited condensed financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and the results of operations for the periods presented and the disclosures herein are adequate to make the information presented not misleading. Operating results for the interim periods presented are not indicative of the results that can be expected for a full year.

     The Company's latest fiscal year ended on March 31, 1997. The accompanying unaudited condensed financial statements have been prepared in connection with a proposed business combination with Beckman Instruments, Inc. ("Beckman") (see
Note 6) and reflect results for the three months ended June 30, 1997 and 1996.

 2. USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of sales and expenses during the reporting period. Actual results could differ from those estimates.

 3. INVENTORIES

     Inventories are comprised of the following (dollars in thousands):

                                                        JUNE 30,     MARCH 31,
                                                          1997         1997
                                                        --------     ---------
        Finished goods................................  $ 83,463      $ 79,094
        Raw materials.................................    27,034        23,676
        Work in process...............................    11,205        14,732
                                                        --------      --------
                                                        $121,702      $117,502
                                                        ========      ========

 4. RESTRUCTURING CHARGES

     During the year ended March 31, 1997 the Company recorded restructuring charges of $5,947,000. The objective of the charges was to reduce future costs and improve operating results. The charge consisted primarily of severance and retirement incentive pay; the cost of extended employees' benefits; and consulting fees. The restructuring costs remaining to be paid at June 30, 1997 were $1,692,000 and are included in accrued liabilities in the March 31, 1997 condensed consolidated balance sheet. For the three-month period ended June 30, 1997, $3,077,000 was charged against this accrual. The Company believes the balance of the accrued restructuring charges of $1,692,000 which is included in accrued liabilities in the accompanying condensed consolidated balance sheet at June 30, 1997 is adequate. At June 30, 1996, no accrued liabilities for restructuring costs were recorded.

                      COULTER CORPORATION AND SUBSIDIARIES

 5. COMMITMENTS AND CONTINGENCIES

  Legal Matters

     In January, 1996, the Company notified Hematronix, Inc. ("Hematronix"), a competitive reagent manufacturer, that it believed Hematronix was selling certain reagents and controls that infringe certain Coulter owned patents. In response to these claims by the Company, Hematronix filed a complaint on April 15, 1996 in the United States District Court for the Eastern District of California against the Company. The complaint seeks a declaratory judgment that certain patents of the Company are invalid and thus not infringed. The complaint also includes antitrust and related business tort claims regarding the Company's sales and leasing activities. Currently at issue are four (4) United States patents and the various antitrust claims raised by Hematronix. The Company has counterclaimed that Hematronix has willfully infringed each of the patents at issue. In addition, the Company has answered Hematronix's antitrust complaint and denied violation of any of the antitrust laws or business tort claims set forth by Hematronix in the complaint.

     A trial is set for 1998. The patent infringement matter will be tried first and the antitrust issues will be tried in a separate trial. The Company's management believes that it will prevail with regard to the infringement matters in the patent actions, and that as a result of such finding the antitrust case will not go forward. The Company is seeking a permanent injunction with regard to the patents claimed to be infringed and reasonable royalties resulting from such infringement.

     Certain other claims, suits and complaints in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, all such matters are without merit or are of such kind and involve such amounts that their resolution, net of related insurance coverage, would not have a material effect on the consolidated financial position or results of operations of the Company.

  Taxes

     A provision has not been made for U.S. income taxes, or additional foreign income taxes, on undistributed earnings of foreign subsidiaries. It is not practicable to estimate the amount of additional tax that might be payable on the foreign earnings, however, the Company believes that U.S. foreign tax credits would largely eliminate any U.S. tax and offset any foreign tax on such earnings.

     The Company's subsidiary in Brazil is contesting a tax assessment issued several years ago, covering 1989 through 1991. At this time, it is not possible to estimate the amount of any additional tax liability. However, in the opinion of management, the ultimate liability will be substantially offset by available net operating loss carryforwards and will not have a material impact on the Company's financial position and results of operations.

     The Company's U.S. federal income tax returns for the years 1991 through 1993 are currently under review by the Internal Revenue Service ("IRS"). In the opinion of management, the final result of the IRS's audit will not have a material adverse effect on the Company's financial position or results of operations.

 6. SUBSEQUENT EVENTS

  Loan to Related Party

     On August 26, 1997 the Company loaned $1,250,000 to a stockholder. Interest on the loan is 8.5% per annum, with the entire principal balance and accrued interest due on February 28, 1998. The loan balance may be prepaid by the stockholder at any time.

                      COULTER CORPORATION AND SUBSIDIARIES

  Investment in Joint-Venture

     On August 13, 1997, the Company purchased 500,000 shares of the voting stock of Lab-InterLink, Inc. ("Lab-InterLink") for $6 per share or $3,000,000. Lab-InterLink develops and markets laboratory automation systems. The Company's purchase of Lab-InterLink stock amounts to a 6.6% ownership interest and is being accounted for under the cost method of accounting.

     Additionally, effective August 13, 1997 the Company entered into a Revolving Credit Agreement (the "Credit Agreement") with Lab-InterLink. The Credit Agreement provides up to $3 million in credit to Lab-InterLink and is due on the earlier of December 31, 2000 or the date on which the Company declares the principal balance due. Under the Credit Agreement, the Company is not required to provide more than $1 million in advances to Lab-InterLink prior to January 5, 1998.

  Purchase Agreement

     On August 29, 1997, the Company and its stockholders entered into a Stock Purchase Agreement (the "Agreement") with Beckman. In connection with the Agreement, Beckman will acquire all of the Company's shares in exchange for $875 million in cash and the assumption of liabilities. Beckman, a Delaware corporation, provides systems, chemistries, software and supplies which automate and simplify biological analysis for use in life science and clinical diagnostics laboratories. The acquisition is intended to be accounted for under the purchase accounting method. Completion of the acquisition is subject to, among other things, regulatory approvals.

     In the event the Agreement receives all required approvals, the Company anticipates incurring liabilities related to the accelerated achievement of certain incentive plans and the granting of other discretionary bonus awards for its U.S. and foreign employees. The Company estimates that it will incur a total liability of approximately $100 million related to these programs.

                                 EXHIBIT INDEX


                                    FORM 8-K



Exhibit
Number
-------

 23.1      Consent of Arthur Andersen LLP dated October 15, 1997





                                      E-1